Exhibit 10.2

EXECUTION VERSION

U.S. $34,891,977.97

CREDIT AGREEMENT

by and among

FCC FINANCE, LLC,

as the Servicer

FCC INVESTMENT TRUST I,

as the Borrower

*****,

as a Lender and as the Administrative Agent

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Custodian

and

LYON FINANCIAL SERVICES, INC.

(d/b/a U.S. BANK PORTFOLIO SERVICES),

as the Backup Servicer

Dated as of November 10, 2008

Note: Redacted portions have been marked with *****. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

i

(continued)

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EXHIBITS

EXHIBIT A	Form of Borrowing Base Certificate
EXHIBIT B	Form of Note
EXHIBIT C	Form of Servicing Report
EXHIBIT D	Form of Officer’s Certificate as to Solvency (Borrower)
EXHIBIT E-1	Form of Officer’s Closing Certificate (Borrower)
EXHIBIT E-2	Form of Officer’s Closing Certificate (Servicer)
EXHIBIT F-1	Form of Power of Attorney (Borrower)
EXHIBIT F-2	Form of Power of Attorney (Servicer)
EXHIBIT G	Form of Release of Required Receivable File
EXHIBIT H	Form of Servicer’s Certificate
EXHIBIT I	Form of Joinder Supplement
EXHIBIT J	Form of Backup Servicer Monthly Certification
EXHIBIT K	[Reserved]
EXHIBIT L	[Reserved]
EXHIBIT M	[Reserved]

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	[Reserved]
SCHEDULE III	Location of Required Receivable Files
SCHEDULE IV	Receivable List
SCHEDULE V	Credit and Collection Policy
SCHEDULE VI	[Reserved]
SCHEDULE VII	[Reserved]
SCHEDULE VIII	Lockbox Accounts
SCHEDULE IX	Concentration Account

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Lender Percentages

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of this November 10, 2008, by and among:

(1)           FCC INVESTMENT TRUST I, a Delaware statutory trust, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

(2)           ***** (“*****”), a Delaware limited liability company, as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and as a lender (together with its successors and assigns in such capacity, a “Lender”, and together with such other lenders from time to time party hereto, the “Lenders”);

(3)           FCC FINANCE, LLC, a Delaware limited liability company, as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

(4)           LYON FINANCIAL SERVICES, INC. (d/b/a U.S. Bank Portfolio Services), a Minnesota corporation, as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”); and

(5)           U.S. BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

RECITALS

WHEREAS, the Borrower has requested the Lenders, and the Lenders have agreed, subject to the terms and conditions contained in this Agreement, to extend financing to the Borrower on the terms and conditions set forth in this Agreement to be secured by the Collateral (as defined below) during the term of this Agreement.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                          Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1.  As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”:  The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”:  The Collection Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent for convenience in administering such accounts.

“Accrual Period”:  With respect to the Loan, (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the preceding calendar month; provided that on the date of any repayment in full of the Loan, the final Accrual Period shall extend to the date of repayment.

“Additional Amount”:  Defined in Section 2.11(a).

“Administrative Agent”:  Defined in the Preamble.

“Affiliate”:  With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 25% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Outstanding Receivable Balance”:  On any date of determination, the sum of the Outstanding Receivable Balances of all Eligible Receivables on such date.

“Aggregate Unpaids”:  At any time, an amount equal to the sum of the unpaid Outstanding Loan Balance, Interest and all other amounts owed by the Borrower to the Servicer, the Backup Servicer, the Collateral Custodian and the Secured Parties hereunder or by the Borrower under any fee letter delivered in connection with the transactions contemplated by this Agreement, in each case, whether due or accrued.

“Annualized Default Rate”:  As of any date of determination, the percentage equivalent of a fraction, (a) the numerator of which is equal to the product of (i) the Outstanding Receivable Balance of all Receivables that became Defaulted Receivables during the prior Collection Period and (ii) 12, and (b) the denominator of which is the Outstanding Receivable Balance of all Receivables which were Eligible Receivables as of the first day of such Collection Period.

“Applicable Law”:  For any Person or property of such Person, all then-existing (as of any date of determination) laws, rules, regulations (including income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders (with respect to the Borrower, since the Closing Date) of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Approved Fund”:  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is managed by: (a) a Lender or (b) an Affiliate of a Lender.

“Available Funds”:  With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections).

“Backup Servicer”:  Defined in the Preamble.

“Backup Servicer Fee Letter”:  The Backup Servicer Fee Letter, dated as of the date hereof, by and between the Borrower, the Servicer, the Backup Servicer and the Administrative Agent.

“Backup Servicer Monthly Certification”:  Defined in Section 7.2(b)(iii).

“Backup Servicer Termination Notice”:  Defined in Section 7.5.

“Backup Servicing Fee”:  The fee set forth as such in the Backup Servicer Fee Letter.

“Backup Servicing Fee Rate”:  0.0425% or such other rate consented to in writing by the Borrower, the Backup Servicer and the Administrative Agent.

“Bailee”:  Defined in Section 8.2(b)(i).

“Bankruptcy Code”:  The United States bankruptcy code, as set forth in Title 11 of the United States Code, as amended from time to time.

“Benefit Plan”:  Any “employee benefit plan” as defined in Title IV of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the preceding six years was, an “employer” as defined in Title IV of ERISA.

“Borrower”:  Defined in the Preamble.

“Borrowing Base”:  As of any Measurement Date, an amount equal to the sum of (a) the Maximum Advance and (b)(i) the amount on deposit on such date in the Collection Account as of the last day of the related Collection Period, minus (ii) all accrued but unpaid Interest and fees owed to the Lenders as of the last day of the related Collection Period minus (iii) without duplication, all accrued but unpaid Carrying Costs as of the last day of the related Collection Period.

“Borrowing Base Certificate”:  Each certificate, in the form of Exhibit A, required to be delivered by the Servicer, on behalf of the Borrower, on each Measurement Date.

“Borrowing Base Deficiency”:  The amount (if any) by which the Outstanding Loan Balance exceeds the Borrowing Base.

“Business Day”:  Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York or Minneapolis, Minnesota.

“Carrying Costs”:  As of any Measurement Date, for the most recently ended Collection Period, the sum of the following, to the extent then accrued and unpaid: (a) the Servicing Fee, (b) the Backup Servicing Fee, (c) the Collateral Custodian Fee and (d) the Owner Trustee Fee.

“Certificated Security”:  The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”:  Any of the following:

(a)           the failure of CLST to own, directly or indirectly, 100% of the equity interests in the Borrower free and clear of any Lien (other than Permitted Liens); or

(b)           any change in the management of the Borrower, or, if Fair is the Servicer, Fair (including by resignation, termination, disability or death) the result of which is that either John Head or Rick Snow is no longer under the employ of Fair or fails to provide active and material participation in the activities of Fair (including, but not limited to, general management, underwriting and the credit approval process and credit monitoring activities), for a period of three consecutive calendar months, and in such event, a reputable, experienced individual(s), reasonably satisfactory to the Administrative Agent, has not been appointed to fulfill the duties of the departing executive within 60 days after the end of such three-month period.

“Change of Tax Law”:  Any change in application or public announcement of an official position under or any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any jurisdiction, or any political subdivision or taxing authority of any of the foregoing, affecting taxation, or any change in the official application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), or any other action taken by a taxing authority or court of competent jurisdiction in the relevant jurisdiction.

“Clearing Agency”:  An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”:  The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”:  November 10, 2008.

“CLST”:  CLST Asset I, LLC, a Delaware limited liability company.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified in clauses (a) through (c) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property of the Borrower consisting of, arising out of, or related to any of the following (in each case excluding any Excluded Amounts):

(a)           the Receivables (regardless of whether any such Receivable has been identified on any Receivables List and regardless of whether any Required Receivable File with respect thereto have been delivered to the Collateral Custodian), and all monies due or to become due in payment under such Receivables, including, but not limited to, all Collections;

(b)           all Related Security with respect to the Receivables referred to in clause (a); and

(c)           all income and Proceeds of the foregoing;

it being understood that (i) “Collateral” does not include any Related Security to the extent that the grant of a security interest therein would constitute a violation of any law, regulation, permit, order or decree of any Governmental Authority or a violation of any restriction in favor of a third party (such as software licenses), unless and until all required consents shall have been obtained and (ii) notwithstanding anything herein to the contrary, no security interest or Lien is created by this Agreement in any property not included in this definition of “Collateral”.

“Collateral Custodian”:  Defined in the Preamble.

“Collateral Custodian Fee”:  The fee set forth as such in the Collateral Custodian Fee Letter.

“Collateral Custodian Fee Letter”:  The Collateral Custodian Fee Letter, dated as of the date hereof, by and among the Borrower, the Servicer, the Administrative Agent and the Collateral Custodian.

“Collateral Custodian Termination Notice”:  Defined in Section 8.5.

“Collection Account”:  Defined in Section 6.4(h).

“Collection Date”:  The date on or following the Termination Date on which the Aggregate Unpaids have been paid in full.

“Collection Period”:  With respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month immediately preceding the calendar month in which the first Payment Date occurs; and thereafter, the calendar month immediately preceding the then current Payment Date.

“Collections”:  (a) All cash collections and other cash proceeds of any Receivable, including, without limitation or duplication, any (i) Interest Collections, (ii) Principal Collections, (iii) amendment fees, late fees, prepayment fees or waiver fees payable in accordance with the Underlying Instruments with respect to such Receivable (including all Obligor Charges), (iv) Recoveries, Insurance Proceeds and Guaranty Amounts or (v) other amounts received in respect thereof (but excluding any Excluded Amounts), (b) interest earnings on Permitted Investments or otherwise in any Account, (c) any cash proceeds or other funds received by the Borrower or the Servicer with respect to any Related Security (including from any guarantors) and (d) all payments from any Contractor in connection with its obligations under a Contractor Sale Agreement.

“Completion Certificate”: A certificate, executed in accordance with the Credit and Collection Policy, with respect to which the Obligor and the Contractor related to the applicable Receivable certify, among other things, that the related home improvement has been fully completed to such Obligor’s satisfaction.

“Concentration Account”:  That separate account maintained by the Servicer at a Concentration Account Bank, subject to the Concentration Account Agreement, for the purpose of receiving Collections from the applicable Lockbox Accounts, the details of which are set forth on Schedule IX.

“Concentration Account Bank”:  The financial institution listed as Concentration Account Bank on Schedule IX.

“Concentration Account Agreement”:  That certain Intercreditor and Concentration Account Administration Agreement, dated as of the Closing Date, among the Servicer, the Collateral Custodian and such other parties thereto, which pertains to the Concentration Account maintained by the Servicer.

“Continued Errors”:  Defined in Section 6.13(g).

“Contract”: A Mortgage Contract, a Non-Mortgage Contract or any other form of retail installment contract.

“Contractor”: The Person that enters into a Contract with an Obligor to provide the home improvement services specified therein.

“Contractor Sale Agreement”: A “Continuous Buy-Sell Agreement” entered into by First Consumer Credit, Inc. (or FCC Finance, LLC as successor thereto) with a Contractor, whereby First Consumer Credit, Inc. (or FCC Finance, LLC as successor thereto) agreed to advance the purchase price of a Contract to such Contractor, for the benefit of the original lender thereunder, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.

“Contractual Obligation”:  With respect to any Person, any material provision of any securities issued by such Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Credit and Collection Policy”:  With respect to the initial Servicer, the written credit policies and procedures manual of FCC Finance, LLC set forth on Schedule V, as such credit and collection policy may be amended or supplemented from time to time in accordance with Section 5.3(f), or, with respect to the Backup Servicer or any successor Servicer, the customary collection policies and procedures of such successor Servicer (including Fair in such capacity).

“Current Bankrupt Receivable”:  An Eligible Receivable as to which the Obligor thereof is either not Solvent or is subject to an Insolvency Event but has timely made all Scheduled Payments with respect to such Receivable.

“Cut-Off Date”:  With respect to any Receivable, the date on which such Receivable becomes part of the Collateral.

“Default Rate”:  A per annum interest rate equal to the sum of the applicable LIBOR Rate and 7.00%.

“Defaulted Receivable”:  A Receivable as to which any of the following has occurred:  (a) all or any portion of a contractual payment due under such Receivable is 121 or more days past due, (b) the payment terms related to such Receivable have been restructured or modified (other than (A) as permitted by the Credit and Collection Policy or (B) with the consent of the Administrative Agent, in its sole discretion) in any way due to credit reasons or for the purpose of preventing such Receivable from becoming a Defaulted Receivable after the Closing Date or (c) a charge-off has been taken with respect to such Receivable as a result of a bankruptcy proceeding or otherwise.

“Delinquent Accounts Ratio”:  As of any date of determination, the percentage equivalent of a fraction, (a) the numerator of which is equal to the Outstanding Receivable Balance of all Receivables that were Delinquent Receivables at such time, and (b) the denominator of which is equal to the Aggregate Outstanding Receivable Balance.

“Delinquent Receivable”: Any Receivable with respect to which all or any portion of a required payment thereunder is delinquent more than 30 days from the payment due date, but in no event more than 120 days after the payment due date.

“Dollars”:  Means, and the conventional “$” signifies, the lawful currency of the United States.

“Eligible Obligor”:  On any Measurement Date, any Obligor that:

(a)           is a natural person; and

(b)           is not an employee, principal, director or equity holder of the Borrower or the Servicer.

“Eligible Receivable”:  On any Measurement Date, each Receivable that satisfies each of the following eligibility requirements (unless otherwise approved by the Administrative Agent in its sole discretion):

(a)           such Receivable, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and by principles of equity (whether considered in a suit at law or in equity), (ii) is not subject to any litigation, material dispute or offset and (iii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason (except as required by Applicable Law) against the applicable Contractor (if applicable), originator or any assignee thereof;

(b)           such Receivable is denominated and payable only in Dollars (and not in another currency or in kind) in the United States and does not permit the currency or country in which such Receivable is payable to be changed;

(c)           such Receivable is not a Defaulted Receivable;

(d)           such Receivable has an original term to maturity that does not exceed two hundred and forty (240) months;

(e)           no participation interests have been granted to any Person with respect to such Receivable;

(f)            such Receivable was originated in all material respects in compliance with all Applicable Laws and the related Underlying Instruments comply in all material respects with all Applicable Laws;

(g)           such Receivable is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to have a security interest therein granted to the Administrative Agent, as agent for the Secured Parties, and such Receivable does not contain any restrictions that would prohibit the further assignment or transfer of such Receivable by the Borrower;

(h)           such Receivable does not contain a confidentiality provision that restricts or purports to restrict the ability of any Secured Party to exercise its rights under this Agreement, including, without limitation, its rights to review the related Servicing File and Underlying Instruments;

(i)            such Receivable provides for (i) periodic payments of accrued and unpaid interest on a current basis, no less frequently than monthly and (ii) such Receivable is fully amortizing over its term and provides for a fixed, non-usurious rate of interest (simple interest);

(j)            all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Receivable have, to the Borrower’s knowledge, been duly obtained, effected or given and are in full force and effect;

(k)           since the Closing Date, such Receivable has not had any of its terms, conditions or provisions amended, modified or waived in any manner inconsistent with the Credit and Collection Policy and such Receivable has not been restructured at any time after the Closing Date other than in accordance with the Credit and Collection Policy;

(l)            the related Obligor has been instructed to make all payments into a Lockbox Account;

(m)          there are no facts, events or occurrences existing which materially impair the validity, enforceability or collectability of such Receivable or reduce the amount payable or delay payment thereunder;

(n)           (i) the Borrower has good and marketable title to, and is the sole owner of, such Receivable, (ii) the Borrower has granted to the Administrative Agent a valid first priority perfected security interest, free and clear of all other Liens (other than Permitted Liens), in such Receivable and Related Security, for the benefit of the Secured Parties, and (iii) the Required Receivable File required to be delivered to the Collateral Custodian, with respect to such Receivable, has been delivered to the Collateral Custodian;

(o)           the Obligor with respect to such Receivable is an Eligible Obligor;

(p)           all information, representations and warranties provided in writing by the Borrower and the Servicer with respect to such Receivable are true, correct and complete in all material respects;

(q)           the Contract with respect to the Receivable relates to a property located in one of the states of the United States or the District of Columbia;

(r)            the home improvements related to the Contract with respect to the Receivable have been fully completed to the satisfaction of the related Obligor, as evidenced by a Completion Certificate with respect to such Contract;

(s)           the Contract with respect to the Receivable is not a revolving home equity line of credit;

(t)            the proceeds of the Contract with respect to the Receivable have been fully disbursed and the related Obligor has no additional right to further fundings thereunder; and

(u)           if the Contract with respect to the Receivable is a Mortgage Contract, the Mortgage related to such Mortgage Contract creates a valid, subsisting and enforceable first, second, third or fourth priority lien (as applicable) on the related Mortgaged Property and the lien created thereby has been or will be duly recorded;

provided that if and for so long as the ***** has not satisfied its obligation to purchase any Receivable which is determined not to have been an Eligible Receivable as of its applicable Cut-Off Date in accordance with Section 2.06 of the Purchase Agreement, the full amount of such Receivable shall continue to be deemed an Eligible Receivable for purposes of all representations, warranties, covenants and calculations made or to be made hereunder or under any other Transaction Document (and, as such, no Event of Default or Unmatured Event of Default shall result therefrom) from the date of such determination through the date on which ***** purchases such Receivable.

“Eligible Repurchase Obligations”:  Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the

United States, in either case entered into with a depository institution or trust company (acting as principal).

“Entitlement Holder”:  The meaning specified in Section 8-102(a)(7) of the UCC.

“Environmental Laws”:  Any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.  Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“ERISA”:  The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”:  (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Errors”:  Defined in Section 6.13(g).

“Eurocurrency Liabilities”:  Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default”:  Defined in Section 10.1.

“Excepted Persons”:  Defined in Section 13.13(a).

“Excess Spread”:  With respect to any calendar month, a per annum rate expressed as a percentage equal to (a) the Weighted Average APR of all Eligible Receivables expressed as a percentage minus (b) the Interest Rate hereunder for such month.

“Exchange Act”:  The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”:  (a) Any amount received in a Lockbox Account with respect to any Receivable, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Receivable and (b) any amount received in a Lockbox Account or other Account representing (i) a reimbursement of insurance premiums and (ii) any escrows relating to taxes, insurance and other amounts in connection with Receivables which are held in an escrow account for the benefit of the Obligor (or its client) and the secured party pursuant to escrow arrangements under the Underlying Instruments.

“Facility Amount”:  $34,891,977.97.

“Fair”: Fair Finance Company, an Ohio Corporation.

“Fair Servicing Condition”:  A condition that is satisfied if no “default”, “event of default”, or analogous event exists with respect to Fair as borrower or servicer under any credit facility to which ***** or any of its Affiliates is a party and no Change of Control of Fair has occurred.

“FCC Finance Change of Control”: Any Person other than *****, Fair, any of their respective Affiliates, or Jim Borschow is or becomes, directly or indirectly, the owner of  at least a majority of the equity interests in FCC Finance, LLC.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Finance Charges”:  With respect to any Receivable, any interest or finance charges payable by an Obligor pursuant to or with respect to such Receivable.

“Financial Asset”:  The meaning specified in Section 8-102(a)(9) of the UCC.

“Fitch”:  Fitch, Inc. or any successor thereto.

“*****”:  Defined in the Preamble.

“GAAP”:  Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”:  With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Guaranty Amounts”: Any and all amounts paid by any guarantor with respect to the applicable Contract.

“Hazardous Materials”: All materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs”:  With respect to any applicable Interest Rate Hedge Transaction, the net amount, if any, payable by the Borrower to the Hedge Counterparty for the early termination of that Interest Rate Hedge Transaction or any portion thereof.

“Hedge Counterparty”: A hedge counterparty acceptable to the Administrative Agent in its reasonable discretion.

“Hedging Agreement”:  Each agreement between the Borrower and a Hedge Counterparty that governs one or more Interest Rate Hedge Transactions entered into by the Borrower and such Hedge Counterparty, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in such form as the Administrative Agent shall have approved in writing (such approval not to be unreasonably withheld), and each “Confirmation” thereunder confirming the specific terms of each such Interest Rate Hedge Transaction.

“Highest Required Investment Category”:  (a)  With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” or “P-1” for three-month instruments, “Aa3” or “P-1” for six-month instruments and “Aa2” or “P-1” for instruments with a term in excess of six months, (b) with respect to ratings assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (c) with respect to ratings assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”:  Any amounts required to be paid by the Borrower to a Lender pursuant to Section 2.10.

“Indebtedness”:  With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person and all letters of credit for which such Person is the account party, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all net obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”:  Defined in Section 11.1.

“Indemnified Parties”:  Defined in Section 11.1.

“Indorsement”:  The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Insolvency Event”:  With respect to a specified Person, (a) the filing of a decree or order (i) for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or (ii) appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or (iii) ordering the winding-up or liquidation of such Person’s affairs, provided that such decree or order shall remain unstayed and in effect for a period of 60 consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, (d) the failure by such Person generally to pay its debts as such debts become due, or (e) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”:  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”:  Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”:  The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Proceeds”: The proceeds of any insurance policies maintained by an Obligor or a Contractor with respect to a Receivable.

“Interest”:  For each Accrual Period, the sum of the products (for each day during such Accrual Period) of:

where:

IR	=	the Interest Rate applicable on such day;

P	=	the principal amount of the Loan on such day; and

D	=	360;

provided that (a) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (b) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”:  Any and all amounts received with respect to the Collateral other than Principal Collections that are deposited into the Collection Account, or received by or on behalf of the Borrower or the Servicer in respect of a Receivable whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Interest Rate”:  A per annum interest rate equal to the sum of the LIBOR Rate and 5.00%.

“Interest Rate Hedge Transaction”:  Each interest rate hedge transaction between the Borrower and a Hedge Counterparty under a Hedging Agreement, including, for the avoidance of doubt, any interest rate swap and interest rate cap.

“Investment”:  With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise.

“Joinder Supplement”:  An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit I to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 13.16.

“Key Employees”:  Each of John Head and Rick Snow and each replacement thereof approved in accordance with the definition of “Change of Control”.

“Lender”:  Defined in the Preamble.

“LIBOR Rate”:  For any day during any Accrual Period and the Loan, or portion thereof, a per annum interest rate equal to:

(a)           the posted rate for one-month deposits in United States Dollars appearing on the Bloomberg-BBAM page, or any successor page thereto, as of 11:00 a.m. (London time) on the Business Day which is the second Business Day preceding the Closing Date (with respect to the initial Accrual Period for the Loan) and as of the second Business Day preceding the first day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for the Loan); or

(b)           if no such rate appears on the Bloomberg-BBAM page, or any successor page thereto, at such time and day, then the LIBOR Rate shall be the arithmetic mean of the offered rates for one-month deposits in Dollars appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the Business Day which is the second Business Day preceding the Closing Date (with respect to the initial Accrual Period for the Loan) and as of the second Business Day preceding the first day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for the Loan);

provided that in the event that the Administrative Agent determines in its reasonable discretion that (i) the LIBOR Rate is not capable of being established as set for above, or (ii) the use of the LIBOR Rate is no longer feasible as a “base” rate of a Lender’s cost of funds hereunder, then the “LIBOR Rate” shall be equal to the Prime Rate minus 2.00%.

“Lien”:  Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Liquidation Expenses”:  With respect to any Receivable, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any Receivable or Related Security, upon or after the expiration or earlier termination of such Receivable (including without limitation any brokerage or legal fees), and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing under such Receivable, as documented by the Servicer upon the request of the Administrative Agent, in writing providing a breakdown of the Liquidation Expenses for such Receivable, along with any supporting documentation therefor.

“Loan”:  The loan made by the Lender (or, if applicable, Lenders) to the Borrower hereunder on the Closing Date.

“Lockbox Accounts”:  Each of the separate lockbox accounts or blocked accounts maintained at the applicable Lockbox Account Bank for the purpose of receiving Collections, the details of which are set forth on Schedule VIII, as such schedule may be amended from time to time.

“Lockbox Account Banks”:  The financial institutions listed as Lockbox Account Banks on Schedule VIII, and such other financial institutions that may from time to time become Lockbox Account Banks hereunder.

“Margin Stock”:  “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”:  With respect to any event or circumstance and any Person, means a material adverse effect on (a) the business, financial position, results of operations, performance or properties of such Person, (b) the validity or enforceability of this Agreement or any other Transaction Document against such Person or the validity, enforceability or collectibility of the Collateral taken as a whole or any material portion of the Collateral, (c) the rights and remedies of the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of such Person to perform its obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s lien on a material portion of the Collateral, taken as a whole.

“Maturity Date”:  November 10, 2013, as such date may be extended pursuant to Section 2.1(c).

“Maximum Advance”:  On any Measurement Date, an amount equal to the sum for each Eligible Receivable of the product of (a) 85%, (b) the Outstanding Receivable Balance of such Receivable on such Measurement Date and (c) the applicable percentage for such Receivable set forth below determined as of the Closing Date.

Receivable Type	Applicable Percentage
Payments current	100%
31-60 days delinquent	80%
61-90 days delinquent	50%
91-120 days delinquent	30%
Current Bankrupt Receivable	90%
“Same as Cash” Receivable	95%

“Maximum Lawful Rate”:  Defined in Section 2.3(b).

“Maximum Outstanding Loan Amount”:  As of any Measurement Date, an amount equal to the lesser of (a) the Facility Amount, and (b) the Borrowing Base.

“Measurement Date”:  Each of the following:  (a) the Closing Date; (b) the last day of each calendar month; and (c) the date as of which any Servicing Report, as provided for in Section 6.8(a), is calculated.

“Moody’s”:  Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage”: Any mortgage, deed of trust or other instrument creating a first, second or other lien on a fee simple estate in the Mortgaged Property securing a Mortgage Contract.

“Mortgage Contract”: A retail installment contract between a Contractor and one or more Obligors which (a) evidences the obligations of such Obligors to pay for the home improvements sold and/or installed by such Contractor and (b) is secured by a Mortgage on the related Mortgaged Property, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.

“Mortgaged Property”: The property which is subject to a Mortgage (including, without limitation, all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing a Mortgage Contract.

“Multiemployer Plan”:  A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five (5) years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Non-Mortgage Contract”: A retail installment contract between a Contractor and one or more Obligors which is not secured by a Mortgage and evidences the obligations of such Obligors to pay for the home improvements sold and/or installed by such Contractor, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.

“Note”:  Defined in Section 2.1(a).

“Obligor”:  With respect to any Receivable, any Person or Persons obligated to make payments under such Receivable, including any guarantor thereof.

“Obligor Charges”: All late payment charges and any other incidental charges or fees received from an Obligor, including, but not limited to, late fees, collection fees and bounced check charges.

“Officer’s Certificate”:  A certificate signed by a Responsible Officer of the Person providing the applicable certification (or, in the case of the Borrower, by its authorized representative).

“Opinion of Counsel”:  A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its reasonable discretion.

“Outstanding Loan Balance”:  On any day, the aggregate principal amount of the Loan outstanding on such day, after giving effect to all repayments of the Loan on such day.

“Outstanding Receivable Balance”:  As of any Measurement Date, with respect to any Receivable, the outstanding principal balance for such Receivable as of the Closing Date (equal to the outstanding “Amount Financed” for such Receivable), minus the sum of (a) the principal portion of the Scheduled Payments on such Receivable received during each Collection Period ending prior to the most recent Payment Date, and (b) all other Principal Collections on such Receivable, to the extent deposited by the Servicer in the Collection Account.  The Outstanding Receivable Balance of any Prepaid Receivable which has been prepaid in full shall equal $0.

“Owner Trustee”:  U.S. Bank Trust National Association, together with its successors and assigns in such capacity.

“Owner Trustee Fee”:  The fee set forth as such in the Owner Trustee Fee Letter.

“Owner Trustee Fee Letter”:  The Owner Trustee Fee Letter, dated as of the date hereof, by and among the Borrower and U.S. Bank Trust National Association, in its capacity as owner trustee.

“Payment Date”:  Monthly on the 20th day of each calendar month, or, if such day is not a Business Day, the next succeeding Business Day, commencing December 22, 2008.

“Payment Duties”:  Defined in Section 8.2(b).

“Permitted Investments”:  Means negotiable instruments or securities or other investments that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Clearing Agency or such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date, and (iii) consist of:

(a)           direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b)           demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that either the depository institution is Key Bank, N.A. or, at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from each Rating Agency in the Highest Required Investment Category granted by such Rating Agency;

(c)           commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency;

(d)           demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC;

(e)           notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f)            investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency; any such fund may be managed by the Collateral Custodian or its Affiliates;

(g)           time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency; or

(h)           Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies, which in the case of S&P, shall be “A-1” and in the case of Moody’s shall be “P-1”.

“Permitted Liens”:  Liens granted pursuant to or by the Transaction Documents, Liens to secure any Interest Rate Hedge Transaction and Liens for Taxes less than thirty (30) days overdue provided an adequate reserve for such Taxes has been established on the books of the Borrower in accordance with GAAP.

“Person”:  An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Predecessor Servicer Work Product”:  Defined in Section 6.13(g).

“Prepaid Receivable”:  Any Receivable (other than a Defaulted Receivable) that has been terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prime Rate” shall mean, for any day, the rate set forth in Telerate Z opposite the caption “Bank Prime Loan” for such day.  If the Prime Rate is not published in Telerate Z, then the Prime Rate will be determined by calculating the arithmetic mean of the rates of interest publicly announced by each bank named on Telerate under the heading “Prime Rate Top 30 U.S. Banks,” currently at page 38, as such bank’s U.S. dollar prime rate or base lending rate as in effect on such day at 3:30 p.m. (New York City time).  If fewer than four such rates appear on Telerate for such day, then the Prime Rate shall be the arithmetic mean of the rate of interest publicly announced by three major banks in New York City, selected by the Lender in good faith, as their U.S. dollar prime rate or base lending rate as in effect for such day.

“Principal Collections”:  Any and all amounts of Collections received in respect of any principal due and payable under the Receivables, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, the principal portion of any Scheduled Payment), or received by or on behalf of the Borrower by the Servicer in respect of a Receivable and all Recoveries, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Pro Rata Share”:  With respect to any Lender, (a) as of the Closing Date, the percentage set forth on Annex B hereto, and (b) after the Closing Date, the percentage obtained by dividing the portion of the Loan funded by such Lender by the aggregate Outstanding Loan Balance.

“Proceeds”:  With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Purchase Agreement”:  The Purchase Agreement between ***** and CLST, dated as of November 10, 2008, as amended from time to time.

“Rating Agency”:  Each of S&P and Moody’s.

“Receivables”:  The rights to all payments from an Obligor under, or related to, a Contract including, without limitation, any right to the payment with respect to (a) Scheduled

Payments, (b) any prepayments or overdue payments made with respect to such Scheduled Payments, (c) any Guaranty Amounts, (d) any Insurance Proceeds, (e) any Obligor Charges and (f) any Recoveries.

“Receivables List”:  A list of Receivables in the form of Schedule IV hereto or such other form as the Administrative Agent may approve in writing (which list may be provided to the Administrative Agent in electronic form), that identifies each (a) Obligor name, (b) original principal balance (or “Amount Financed”) of the Receivable, (c) contract number or other identifying number, (d) the applicable Contractor name, and (e) whether such Receivable is related to a Non-Mortgage Contract or Mortgage Contract, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Records”:  All documents relating to the Receivables, including books, records and other information executed in connection with the origination or acquisition of the Receivables and Related Security or maintained with respect to the Receivables and Related Security and the related Obligors that the Borrower or the Servicer have generated, in which the Borrower has acquired an interest or in which the Borrower or the Servicer have otherwise obtained an interest.

“Recoveries”:  With respect to any Defaulted Receivable, the proceeds from the sale or other disposition of such Receivable (including any amounts received from any applicable guarantor or from the applicable Contractor under the applicable Contractor Sale Agreement), any other recoveries with respect to such Defaulted Receivable, the Related Security and amounts representing late fees and penalties; provided that such amounts shall be net of Liquidation Expenses and amounts, if any, received that are required under such Defaulted Receivable, to be refunded to the related Obligor.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Related Security”:  As used in this Agreement, all right, title and interest of the Borrower in and to the following:

(a)           any and all Recoveries related to a Receivable, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof and all liquidation proceeds;

(b)           the Required Receivable Files and Servicing Files related to any Receivable, any Records, and the documents, agreements, and instruments included in the Servicing File or Records;

(c)           all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Receivable (including any applicable Mortgages), together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(d)           the Accounts, the Concentration Account and the Lockbox Accounts, to the extent amounts on deposit therein or credited thereto relate to the Collateral, together with all cash and investments in each of the foregoing other than amounts earned on investments therein (excluding any Excluded Amounts that may be on deposit therein);

(e)           the Contractor Sale Agreements and the assignment of such Contractor Sale Agreements;

(f)            all records (including computer records) with respect to the foregoing; and

(g)           all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Reporting Date”:  The date that is five (5) Business Days prior to each Payment Date.

“Required Lenders”:  As of any date, the Lenders holding an aggregate of more than 66.67% of the Outstanding Loan Balance as of such date.

“Required Receivable File”:  For each Receivable, a file containing each of the following items:

(a)                                  if such Receivable is related to a Non-Mortgage Contract:

(i)            an executed copy of the commitment letter issued by First Consumer Credit, Inc. (or FCC Finance, LLC) to the applicable Contractor relating to such Non-Mortgage Contract;

(ii)           the sole original, executed copy of the related Non-Mortgage Contract (including any amendments, extensions, modifications or waivers with respect thereto) with original assignments of such Contract showing a complete chain of assignments from the applicable Contractor to the Borrower and from the Borrower to the Administrative Agent;

(iii)          an executed copy of the Completion Certificate related to such Non-Mortgage Contract;

(iv)          a copy of the original credit application of the Obligor related to such Contract; and

(v)           true and complete copies of all other agreements, documents, any insurance policies and instruments evidencing, securing or guarantying, or required by applicable law with respect to, such Non-Mortgage Contract, as reasonably determined from time to time by the Administrative Agent, upon prior written notice to the Collateral Custodian and the Borrower; and

(b)                                 if such Receivable is related to a Mortgage Contract:

(i)            an executed copy of the commitment letter issued by First Consumer Credit, Inc. (or FCC Finance, LLC) to the applicable Contractor relating to such Mortgage Contract;

(ii)           the sole original, executed copy of the related Mortgage Contract (including any amendments, extensions, modifications or waivers with respect thereto) with original assignments of such Contract showing a complete chain of assignments from the applicable Contractor to the Borrower and from the Borrower to the Administrative Agent;

(iii)          a copy of the Mortgage related to such Mortgage Contract (together with evidence of transmittal of such Mortgage to the appropriate recording office, evidence that all related mortgage taxes have been paid and, promptly after receipt thereof by the Servicer and, in any case, within 365 days of the date of such Mortgage Contract, evidence, in form satisfactory to the Administrative Agent, of recordation of such Mortgage at the appropriate recording office) and original assignments of such Mortgage showing a complete chain of assignments of such Mortgage from origination to the Administrative Agent (in each case, together with evidence of transmittal of such assignments of mortgage to the appropriate recording office, evidence that all related mortgage tax has been paid and, promptly after receipt thereof by the Servicer and, in any case, within 365 days of the pledge of such Mortgage Contract hereunder, evidence, in form satisfactory to the Administrative Agent, of recordation of such assignments of mortgage at the appropriate recording office);

(iv)          a copy of the title report related to the Underlying Collateral related to such Mortgage Contract;

(v)           a copy of the original credit application of the Obligor related to such Contract; and

(vi)          true and complete copies of all other agreements, documents, any insurance policies and instruments evidencing, securing or guarantying, or required by applicable law with respect to, such Mortgage Contract, as reasonably determined from time to time by the Administrative Agent, upon prior written notice to the Collateral Custodian and the Borrower.

“Required Reduction Amount”:  As of any Measurement Date, an amount equal to the positive difference, if any, of (a) the Outstanding Loan Balance on such date over (b) the Maximum Outstanding Loan Amount.

“Required Reports”:  Collectively, the Servicing Report, the Servicer’s Certificate required pursuant to Section 6.8, and the annual statements as to compliance required pursuant to Section 6.9.

“Responsible Officer”:  With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and, for purposes of the Borrower, the Responsible Officers shall be the Key Employees, Keith Schaffter and Doug DeRose.

“S&P”:  Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Scheduled Payment”:  Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Receivable, as adjusted pursuant to the terms of the related Required Receivable File.

“Secured Party”:  Each Lender, each Hedge Counterparty and the Administrative Agent.

“Securities Account”:  The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”:  The Securities Account Control Agreement, dated as of the date hereof, among the Borrower, the Servicer, the Administrative Agent, and the Collateral Custodian, as the Securities Intermediary.

“Securities Intermediary”:  (a) A Clearing Corporation; or (b) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”:  The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”:  The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”:  The meaning specified in Section 8-102(a)(17) of the UCC.

“Servicer”:  Defined in the Preamble.

“Servicer Default”:  Defined in Section 6.12.

“Servicer Termination Notice”:  Defined in Section 6.12.

“Servicer’s Certificate”:  Defined in Section 6.8(b).

“Servicing Fee”:  The servicing fee payable to the Servicer or the successor Servicer on each Payment Date in arrears in respect of each Collection Period, which fee shall be equal to (a) in the case of the Backup Servicer if appointed as successor Servicer hereunder, the Successor Servicer Administration Fee (as defined in the Backup Servicer Fee Letter) or (b) in the case of any other Servicer, the product of (i) the Servicing Fee Rate, (ii) the Aggregate Outstanding Receivable Balance as of the first Business Day of the related Collection Period and (iii) the actual number of days in such Collection Period divided by 360.

“Servicing Fee Rate”:  1.50% per annum or such other rate consented to in writing by the Borrower, the Servicer and the Administrative Agent.

“Servicing File”:  For each Receivable, (a) copies (as opposed to originals) of each of the documents included in the Required Receivable File definition, (b) to the extent applicable for the related Receivable, the original executed (i) guaranty, (ii) credit agreement, (iii) loan agreement, (iv) note purchase agreement, (v) promissory note, (vi) acquisition agreement (or similar agreement), (vii) security agreement and (viii) UCC financing statement(s), in each case as set forth on the Receivables List, (c) a copy of each Contractor Sale Agreement related to such Receivable, and (d) true and complete copies of all other agreements, documents and instruments evidencing, securing or guarantying, or required by applicable law with respect to any Contractor Sale Agreement related to such Receivable, as reasonably determined from time to time by the Administrative Agent, upon prior written notice to the Collateral Custodian and the Borrower.

“Servicing Report”:  Defined in Section 6.8(a).

“Servicing Standard”:  With respect to any Receivables, to service and administer such Receivables in accordance with the Underlying Instruments and all customary and usual servicing practices (a) which are consistent with the higher of:  (i) the customary and usual servicing practices that a prudent loan lender would use in servicing loans like the Receivables for its own account, and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (b) with a view to maximize the value of the Receivables; and (c) without regard to:  (i) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (ii) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Receivable, (iii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Borrower of any Receivables, (v) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer or (vi) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Receivables; provided that, with respect to any successor Servicer, the “Servicing Standard” shall be the higher of the same care, skill and diligence with which such successor Servicer services and administers loans for its own account or for the account of others.

“Solvent”:  As to any Person at any time, having a state of affairs such that all of the following conditions are met:  (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary”:  As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Successor Servicer”:  Defined in Section 6.13(a).

“Tape”:  Defined in Section 7.2(b).

“Taxes”:  Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”:  The earliest of (a) the Business Day designated by the Borrower to the Administrative Agent as the Termination Date at any time following two Business Days’ prior written notice thereof to the Administrative Agent, (b) the Maturity Date or such other date to which such date is extended in accordance with Section 2.1(c), and (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a) as a result of an Event of Default.

“Transaction Documents”:  This Agreement, the Securities Account Control Agreement, the Concentration Account Agreement, the Note, any Joinder Supplement, the Trust Agreement, the Purchase Agreement, the Backup Servicer Fee Letter, the Collateral Custodian Fee Letter, the Owner Trustee Fee Letter and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transition Expenses”:  The reasonable costs (including reasonable attorneys’ fees) of the Backup Servicer incurred in connection with transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer.

“Trust Agreement”:  The Amended and Restated Trust Agreement, dated as of November 10, 2008, by and among U.S. Bank Trust National Association, as the owner trustee, CLST, as the owner participant, and *****, as amended from time to time.

“UCC”:  The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”:  The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Collateral”: With respect to Mortgage Contracts, the Mortgaged Property and all other property serving as collateral for the obligations of the Obligor under the related Mortgage Contract and with respect to Non-Mortgage Contracts, the property purchased pursuant to the related Non-Mortgage Contract serving as collateral for the obligations of the Obligor under the related Non-Mortgage Contract.

“Underlying Instruments”:  The Mortgage Contract or Non-Mortgage Contract and each other agreement that governs the terms of or secures the obligations represented by such Receivable or of which the holders of such Receivable are the beneficiaries.

“United States”:  The United States of America.

“Unmatured Event of Default”:  Any event that, solely with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Weighted Average APR”: With respect to any Eligible Receivables at any time, an amount equal to the weighted average (weighted solely based on the Outstanding Receivable Balance of such Receivables at such time) of the interest rates set forth in the Contracts related to such Receivables.

Section 1.2.                                          Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3.                                          Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4.                                          Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a)           the singular number includes the plural number and vice versa;

(b)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c)           reference to any gender includes each other gender;

(d)           reference to day or days without further qualification means calendar days;

(e)           reference to any time means New York City time;

(f)            reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(g)           reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II

THE NOTE

Section 2.1.             The Note.

(a)           On the terms and conditions hereinafter set forth, the Borrower shall deliver on the Closing Date to the Administrative Agent, on behalf of the Lenders, one duly executed promissory note in substantially the form of Exhibit B (the “Note”) dated as of the date of this Agreement, and otherwise duly completed.  The face amount and maximum principal balance of the Note shall be $34,891,977.97.

(b)           At least two Business Days prior to the Closing Date, the Borrower (or the Servicer on its behalf) will provide the Administrative Agent with a wire disbursement and authorization form instructing the Administrative Agent of the account where the Borrower requests the Loan be funded.  On the Closing Date, and subject to the terms and conditions hereinafter set forth and the satisfaction of all conditions precedent in Article III, each Lender shall fund its Pro Rata Share of the Loan to the Borrower, in immediately available funds via wire transfer, in accordance with the written instructions of the Borrower, provided that the amount of the Loan funded shall not exceed the Maximum Outstanding Loan Amount.

(c)           The Borrower may, within 90 days but not less than 30 days prior to the Maturity Date, by written notice to the Administrative Agent, make a request for each Lender to extend the Maturity Date for an additional period of 364 days.  The Administrative Agent shall promptly notify each Lender of receipt of such notice.  The Administrative Agent and each Lender shall make a determination, in their sole discretion, within 15 days of the date of the Borrower’s request for such extension, as to whether or not it will agree to the applicable extension requested.  The failure of the Administrative Agent and each Lender to provide timely notice of its decision to the Borrower shall be deemed to constitute a refusal by the Administrative Agent and each Lender to extend the applicable date.  The Borrower confirms that the Administrative Agent and each Lender, in their sole and absolute discretion, without regard to the value or performance of the Collateral or any other factor, may elect not to extend the Maturity Date.  The Borrower shall give prompt notice to the Backup Servicer and the Collateral Custodian as to whether or not the Maturity Date has been extended.  In the event the Maturity Date has not been extended the Borrower may repay the Outstanding Loan Balance and all other Aggregate Unpaids in accordance with Section 2.6 by transferring the remaining Collateral to an Affiliate (including, but not limited to, the existing financing facility between the Administrative Agent and Fair Facility I, LLC, subject to the availability and terms of such facility); provided that if the Borrower chooses not to exercise such option then the Borrower shall pay all amounts necessary to reduce the Outstanding Loan Balance to $0 pursuant to Section 2.6.

Section 2.2.                                          [Reserved]

Section 2.3.                                          Determination of Interest.

(a)           The Administrative Agent shall determine, in accordance with the terms of this Agreement, the Interest Rate and the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to the Loan on each Payment Date for the related Accrual Period and shall advise the Borrower, the Servicer and each Lender thereof not later than 2:00 p.m. on the third Business Day following the end of each Collection Period.  The Borrower shall pay all Interest due for each applicable Accrual Period pursuant to Section 2.6.

(b)           Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under this Agreement and the Transaction Documents exceeds the highest rate of interest permissible under Applicable Law (the “Maximum Lawful Rate”), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Agreement and the Transaction Documents shall be equal to the Maximum Lawful Rate.  If at any time thereafter the rate of interest payable under this Agreement and the Transaction Documents is less than the Maximum Lawful Rate, such Person shall continue to pay interest under this Agreement and the Transaction Documents at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate payable under this Agreement and the Transaction Documents.  In no event shall the total interest received by a Lender under this Agreement and the Transaction Documents exceed the amount that such Lender could lawfully have received, had the interest due under this Agreement and the Transaction Documents been calculated since the Closing Date at the Maximum Lawful Rate.

Section 2.4.                                          Notations on the Note.

The Administrative Agent is hereby authorized to enter on a schedule attached to the Note a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to the Loan (a) the date of the funding of the Loan and principal amount thereof and (b) each repayment of principal thereof.  Any such recordation shall, absent manifest error, constitute prima facie evidence of the Outstanding Loan Balance under the Note.  The failure of the Administrative Agent to make any such notation on the schedule attached to the Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loan in accordance with the terms set forth herein.

Section 2.5.                                          Principal Repayments.

(a)           Unless sooner prepaid pursuant to Section 2.6, the Outstanding Loan Balance shall be repaid in full on the Termination Date.

(b)           If as of any Measurement Date the Outstanding Loan Balance exceeds the Maximum Outstanding Loan Amount (including as a result of an Eligible Receivable becoming a Defaulted Receivable), the Borrower shall within five (5) Business Days of the actual knowledge thereof by a Responsible Officer deposit the Required Reduction Amount into the Collection Account.

Section 2.6.                                          Settlement Procedures.

On each Payment Date, the Servicer shall direct the Collateral Custodian to pay pursuant to the Servicing Report (and the Collateral Custodian shall make such payment from the Collection Account to the extent of Available Funds in reliance on the information set forth in such Servicing Report) to the following Persons, the following amounts in the following order of priority:

(a)           to each Hedge Counterparty, if applicable, pro rata, based on the respective amounts owed under all Interest Rate Hedge Transactions related thereto, including any unpaid Hedge Breakage Costs with respect thereto;

(b)           to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees and any reimbursable expenses of any successor Servicer;

(c)           pro rata in accordance with the amounts due under this clause and to the extent not paid by the Borrower, to the Backup Servicer and the Collateral Custodian, pro rata, in an amount equal to (i) any accrued and unpaid Backup Servicing Fees, Collateral Custodian Fees, Owner Trustee Fees and Transition Expenses, and (ii) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Backup Servicer, Collateral Custodian or Owner Trustee hereunder, in respect of which the Backup Servicer, the Collateral Custodian or the Owner Trustee, as applicable, has provided prior written notice setting forth such expenses in reasonable detail to the Servicer and the Administrative Agent, for the payment thereof, provided that amounts payable pursuant to this clause (ii) shall not exceed $5,000 for any Payment Date;

(d)           to the Administrative Agent, on behalf of the Lenders, in an amount equal to any accrued and unpaid Interest and any other fees or expenses due and payable to the Lenders hereunder;

(e)           to the Administrative Agent, for the account of each applicable Lender in reduction of the Outstanding Loan Balance, an amount equal to the Required Reduction Amount, if any;

(f)            pro rata in accordance with the amounts due under this clause to the Administrative Agent, any applicable Lender, the Backup Servicer, the Collateral Custodian, any successor Servicer, the Indemnified Parties or the Secured Parties, all other amounts, including any expenses, Increased Costs, Taxes or Indemnified Amounts due from the Borrower, but other than the principal and interest of the Outstanding Loan Balance, then due under this Agreement;

(g)           after the occurrence and during the continuance of an Event of Default, to the Administrative Agent, for the account of each applicable Lender, all amounts necessary to reduce the Outstanding Loan Balance to $0; and

(h)           any remaining amounts shall be distributed to the Borrower (and the Borrower shall be permitted to, among other things, further distribute such amounts to its Affiliates or its members at its discretion); provided that the Borrower may at its discretion direct the Collateral Custodian to pay any portion of the remaining amounts to the Administrative Agent, on behalf of the Lenders, in reduction of the Outstanding Loan Balance.

Section 2.7.                                          Collections and Allocations.

(a)           Collections.  The Servicer shall direct each Obligor on the Receivables to make payments only to one of the Lockbox Accounts listed on Schedule VIII, as such Schedule VIII may be amended from time to time.  The Borrower and the Servicer shall transfer, or cause to be transferred (whether by wire transfer or other electronic means, which shall not include ACH transfers), to the Concentration Account by the close of business on each Business Day, all Collections constituting collected or available funds received in the Lockbox Accounts or received directly by them.  Pursuant to the Concentration Account Agreement, the Servicer shall cause the applicable Collections to be transferred from the Concentration Account to the Collection Account within one (1) Business Day of deposit therein.  The Servicer shall further include a statement as to the amount of Collections on deposit in the Collection Account on each Reporting Date in the Servicing Report delivered pursuant to Section 6.8(a).

(b)           Excluded Amounts.  With the prior written consent of the Administrative Agent which consent may be given by an e-mail transmittal, the Servicer may withdraw from the Collection Account (not more than once per week) any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent a report (a copy of which (together with the written consent of the Administrative Agent) will be provided by the Servicer to the Backup Servicer and Collateral Custodian) setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Initial Deposits.  On the Closing Date, the Servicer will direct the Collateral Custodian in writing to deposit into the Collection Account all Collections received in respect of Receivables after the applicable cutoff date established in connection with the acquisition thereof (if other than the Closing Date) and delivered to the Collateral Custodian.

(d)           Investment of Funds.  Prior to the occurrence and continuance of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, all such amounts shall be invested in Permitted Investments selected by the Servicer in written instructions delivered to the Collateral Custodian (which may be in the form of standing instructions); during the continuance of an Event of Default, to the extent there are uninvested amounts in the Collection Account, all such amounts may be invested in Permitted Investments selected by the Servicer and approved in writing by the Administrative Agent (such approval not to be unreasonably withheld or delayed).  All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.6.  All investments shall be subject to availability.  Absent receipt of instructions as contemplated herein, the Collateral Custodian shall have no obligation to invest any funds.  Each Permitted Investment may be purchased by or through the Collateral Custodian or its Affiliates.  The Collateral Custodian shall have no responsibility for the performance of any Permitted Investment.  It is understood and acknowledged that the Backup Servicer, if appointed as Servicer hereunder, shall not be required to select Permitted Investments.

Section 2.8.                                          Payments, Computations, Etc.

(a)           Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the initial Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds and any amount not received by such time shall be deemed received on the next Business Day.  All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days for the actual number of days elapsed.

(b)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be.

Section 2.9.                                          [Reserved]

Section 2.10.                                   Increased Costs; Capital Adequacy; Illegality.

(a)           If after the Closing Date or with respect to a particular Lender, the date such Lender joins this Agreement pursuant to Section 13.16 either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by a Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject a Lender to any Tax (except net income, gross income or franchise and similar taxes imposed on any Lender by a taxing jurisdiction in which any such Person is organized, conducts business or is paying taxes (as the case may be)), duty or other charge with respect to any interest in the Collateral, or any right or obligation to make the Loan hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Lender under this Agreement or any other Transaction Document or (C) impose any other condition affecting the ownership or security interest in the Collateral conveyed to the Lenders hereunder or any Lender’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Lender or to reduce the amount of any sum received or receivable by a Lender under this Agreement or under any other Transaction Document, then on the Payment Date following demand by such Lender (or the next Payment Date, if such demand is given less than five (5) days prior to a Payment Date) (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such additional or increased cost incurred or such reduction suffered.

(b)           If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Lender with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by a Lender with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Lender could have achieved on the date it became a Lender, and to such extent, but for such introduction, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy) by a material amount, then from time to time, on the Payment Date following demand by such Lender (or the next Payment Date, if such demand is given less than five (5) days prior to a Payment Date) (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such reduction.  For the avoidance of doubt, if the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Borrower with the assets and liabilities of any Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss or any Lender, such event shall constitute a circumstance on which such Lender may base a claim for reimbursement under this Section 2.10.

(c)           In determining any amount provided for in this Section 2.10, the Lender may use any reasonable averaging and attribution methods.  Any Lender making a claim under this Section 2.10 shall submit to the Servicer and the Borrower a written description in reasonable detail as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand or receive such compensation.  The Borrower shall not be required to compensate a Lender for any loss, cost or expense under this Section unless a claim therefor has been made within 180 days of knowledge thereof by such Lender.

Section 2.11.                                   Taxes.

(a)           All payments made by the Borrower or the Servicer (on behalf of the Borrower) under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes.  If any Taxes are required to be withheld from any amounts payable hereunder, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made; provided that no Additional Amount shall be payable hereunder to any Person to the extent such amount is payable as a result of the failure of such Person to comply with Section 2.11(d).  The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower under this Agreement will not, however, apply with respect to net income, gross income or franchise and similar taxes imposed on the Administrative Agent or any Lender.

(b)           The initial Servicer will indemnify (and to the extent the indemnification provided by the initial Servicer is insufficient, the Borrower will indemnify) each Lender for the full amount of Taxes payable by such Persons in respect of Additional Amounts and any liability (including interest and expenses) arising therefrom or with respect thereto; provided that no indemnification shall be payable hereunder to any Person to the extent such amount is payable as a result of the failure of such Person to comply with Section 2.11(d).  All payments in respect of this indemnification shall be made on the Payment Date following the date a written invoice therefor setting forth in reasonable detail the basis and calculation of such amounts is delivered to the Borrower.  In the event any Secured Party receives a refund of any amount paid by the Borrower or the initial Servicer pursuant to this Section 2.11, as long as no Event of Default has occurred and is continuing, such Secured Party shall promptly remit such refunded amount to the Borrower or the initial Servicer, as applicable.

(c)           Within thirty (30) days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Administrative Agent appropriate evidence of payment thereof.

(d)           If any Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender (or the Administrative Agent on the Lender’s behalf) shall deliver to the Borrower, with a copy to the Administrative Agent, the Collateral Custodian and the Servicer, (i) within fifteen (15) days after the date such Lender becomes party to the applicable Transaction Documents, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.11(d), copies (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes (and, in either case, the Borrower shall be permitted to withhold, without penalty or liability, amounts it deems reasonably necessary if such documentation is not delivered hereunder).  Notwithstanding the foregoing, any additional costs or expenses that are due to the fact that a Lender is not created or organized in the United States shall not be passed through to the Borrower.

(e)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.11 shall survive the termination of this Agreement.

Section 2.12.                                   Assignment of the Contractor Sale Agreements.

The Borrower hereby assigns to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under the Contractor Sale Agreements (including all buyback obligations of the applicable Contractors) and any UCC financing statements filed under or in connection therewith.  The Borrower confirms that at any time during the continuance of an Event of Default, upon ten (10) days written notice to the Borrower and the Servicer, the Administrative Agent, on behalf of the Secured Parties, shall have the sole right to enforce the Borrower’s rights and remedies under the Contractor Sale Agreements for the benefit of the Secured Parties.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.1.                                          Conditions to Closing.

No Lender shall be obligated to make the Loan hereunder until the following conditions have been satisfied in the sole discretion of, or waived in writing by, the Administrative Agent:

(a)           The Borrower and the Servicer have each provided evidence satisfactory to the Administrative Agent that each such entity has been duly organized, and is validly existing in good standing, under the laws of the state of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times and now has all necessary power, authority and legal right to acquire, own, sell and pledge the Receivables, as applicable;

(b)           Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements, financing statements, control agreements, security agreements, insurance certificates and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the schedule of condition precedent documents attached hereto as Schedule I, in each such case in form and substance reasonably satisfactory to the Administrative Agent;

(c)           The Administrative Agent shall have received (i) reasonably satisfactory evidence that the Borrower and the Servicer each have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and the Servicer in form and substance reasonably satisfactory to the Administrative Agent affirming that no such consents or approvals are required;

(d)           The Borrower and the Servicer shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent as to this and other closing matters a certification in the form of Exhibits E-1 and E-2, as applicable;

(e)           The Borrower and the Servicer shall have delivered to the Administrative Agent duly executed Powers of Attorney in the form of Exhibits F-1 and F-2, as applicable;

(f)            The Borrower shall have delivered to the Administrative Agent a certificate as to Solvency in the form of Exhibits D;

(g)           The Administrative Agent shall have received a duly executed copy of the Note, in a principal amount equal to the Facility Amount;

(h)           The Borrower shall have delivered to the Administrative Agent fully-executed copies of the Securities Account Control Agreement (with respect to the Collection Account);

(i)            The Backup Servicer has taken, and the Servicer has permitted, all necessary action to obtain access and the information from the Servicer’s servicing system to perform its responsibilities hereunder;

(j)            All fees and expenses due and payable by the Borrower as of the Closing Date pursuant to the Transaction Documents shall have been received by the applicable party;

(k)           The Servicer shall have delivered a sample Servicing File to the Administrative Agent which shall be reasonably satisfactory to the Administrative Agent;

(l)            There shall be no material pending claim, investigation or litigation with respect to the Borrower or the Servicer by any state or federal governmental entity except as disclosed in writing to the Administrative Agent prior to the Closing Date;

(m)          The representations and warranties of the Borrower contained in Article IV are true and correct as of the Closing Date; and

(n)           The Administrative Agent shall have received and reviewed such financial and other information as it may reasonably request.

Section 3.2.                                          Permitted Investments.

Each time that the Borrower (or the initial Servicer on behalf of the Borrower) shall direct or cause the acquisition of any Permitted Investment, the Borrower shall (or the initial Servicer on behalf of the Borrower), if such Permitted Investment has not already been transferred or credited to the Collection Account, cause all Permitted Investments acquired by the Borrower to be transferred to the Collateral Custodian for credit to the appropriate Account, in each case for the benefit of the Administrative Agent by one of the following means (and shall take any and all other actions necessary to create in favor of the Administrative Agent a valid, perfected, first priority security interest (subject to Permitted Liens) in each Permitted Investment granted to the Administrative Agent under laws and regulations (including, without limitation, Articles 8 and 9 of the UCC, as applicable) in effect at the time of such grant):

(a)           in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Administrative Agent or in blank by an effective Indorsement or registered in the name of the Administrative Agent and by (A) delivering such Instrument or Security Certificate to the Collateral Custodian at the address specified in Schedule III hereto and (B) causing the Collateral Custodian to maintain (on behalf of the Administrative Agent) continuous possession of such Instrument or Security Certificate at the address specified in Schedule III hereto;

(b)           in the case of an Uncertificated Security, by (i) causing the Administrative Agent to become the registered owner of such Uncertificated Security and (ii) cooperating in causing such registration to remain effective and not take any action to the contrary; provided that in any such case, adequate notation shall be made in the books and records of the Administrative Agent regarding the beneficial ownership of the Uncertificated Security in question by the Borrower, and the Administrative Agent shall have no right to substitute any other security for the Uncertificated Security in question;

(c)           in the case of any Security Entitlement, by causing the Administrative Agent to become the Entitlement Holder of such Security Entitlement; or

(d)           in the case of general intangibles (including any loan not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of financing statements naming the Borrower as debtor and the Administrative Agent as secured party and describing the Permitted Investment as the collateral at the filing office of the Secretary of State for the State of Delaware (in the case of Borrower).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.                                          Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Closing Date and as of each Measurement Date (in each and every case solely with respect to the period since the Closing Date and with respect to developments since the Closing Date):

(a)           Organization and Good Standing.  The Borrower is validly existing as a statutory trust in good standing, under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and has all necessary power, authority and legal right to acquire, own, sell and pledge the Collateral.

(b)           Due Qualification.  The Borrower is duly qualified to do business as a statutory trust, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the conduct of its business requires such qualifications, licenses or approvals except to the extent that failure to obtain all necessary qualifications, licenses, or approvals could not reasonably be expected to have a Material Adverse Effect.

(c)           Power and Authority; Due Authorization; Execution and Delivery.  The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (B) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary organizational action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the assignment of a security interest in the Collateral on the terms and conditions herein provided.  This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d)           Binding Obligation.  This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)           No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Trust Agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law applicable to the Borrower, in each case except to the extent that such conflict, breach, default, creation, imposition, or violation could not reasonably be expected to have a Material Adverse Effect.

(f)            No Proceedings.  There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower in writing, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)           Consents.  All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required to be made or obtained by the Borrower as of the Closing Date for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained except to the extent that any such failure to acquire such approvals, authorizations, consents, orders or licenses, or take such other actions, could not reasonably be expected to have a Material Adverse Effect.

(h)           Solvency.  The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event.  The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(i)            Taxes.  The Borrower has filed or caused to be filed all tax returns required to be filed by it (or has been granted appropriate extensions) and has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than (i) any amount of Tax the validity or amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, (ii) any Tax less than thirty (30) days overdue and (iii) any filings that the failure to so file could not reasonably be expected to have a Material Adverse Effect), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax or assessment.

(j)            Exchange Act Compliance; Regulations T, U and X.  None of the transactions contemplated herein or in the other Transaction Documents will cause the Borrower to violate or result in a violation by the Borrower of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  The Borrower does not own or intend to carry or purchase, and no proceeds from the Loans will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(k)           Security Interest.

(i)            This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens);

(ii)           the Receivables and Related Security constitute “instruments”, “general intangibles”, “tangible chattel paper” or “accounts” (each as defined in the applicable UCC);

(iii)          with respect to any part of the Collateral that constitute “security entitlements”:

(A)          all of such security entitlements have been credited to one of the Accounts and pursuant to the Securities Account Control Agreement the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(B)           pursuant to the Securities Account Control Agreement the securities intermediary has agreed to identify in its records the Administrative Agent as the Person having a security interest in such entitlement; and

(C)           such security entitlements are not in the name of any Person other than the Borrower or the Administrative Agent.  The Borrower has not authorized or allowed the securities intermediary of any securities entitlements to comply with the entitlement order of any Person other than the Administrative Agent; provided that until the Administrative Agent delivers a notice of exclusive control under the Securities Account Control Agreement, the Borrower and the Servicer may cause cash proceeds of the security entitlements to be invested in Permitted Investments;

(iv)          all Accounts constitute “securities accounts” as defined in the applicable UCC;

(v)           at all times the Borrower will own and have good and marketable title to the Collateral, free and clear of any Lien (other than Permitted Liens) of any Person;

(vi)          all appropriate financing statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement in the Receivables and in the other Collateral, to the extent that a security interest in such other Collateral may be perfected by filing financing statements pursuant to the UCC;

(vii)         other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral.  The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement that has been terminated and/or fully and validly assigned to the Administrative Agent on or prior to the date hereof.  The Borrower is not aware of the filing of any judgment or tax lien filings against the Borrower;

(viii)        all original executed copies of each Mortgage Contract or Non-Mortgage Contract that constitute or evidence each Receivable have been delivered to the Collateral Custodian;

(ix)                                the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the Mortgage Contract or Non-Mortgage Contract that constitutes or evidences each Receivable solely on behalf of and for the benefit of the Secured Parties;

(x)                                   none of the Mortgage Contracts or Non-Mortgage Contracts that constitute or evidence the Receivables has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties, and other than markings related to debt paid in full prior to the inclusion of such Receivable in the Collateral;

(xi)                                with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian on behalf of the Administrative Agent and, if in registered form, has been specially Indorsed to the Administrative Agent or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent upon original issue or registration of transfer by the Borrower of such certificated security.

(l)                                     Reports Accurate.  All Servicing Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower to the Administrative Agent, Servicer, Backup Servicer, Collateral Custodian, each or any Secured Party pursuant to this Agreement are true, complete and correct in all material respects as of the date of their delivery.

(m)          Location of Offices.  The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware.  The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Annex A hereto (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied).  The Borrower’s Federal Employee Identification Number is correctly set forth on Exhibit E-1.

(n)           Tradenames.  The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it is doing business.

(o)           Special Purpose Entity.  The Borrower has not breached any of its covenants set forth in Section 5.2(l).

(p)           Investment Company Act.  The Borrower is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act or is exempt from the provisions of the 1940 Act.

(q)           ERISA.  Neither the Borrower nor any ERISA Affiliate thereof has any Benefit Plans or Multiemployer Plans.

(r)            Compliance with Law.  The Borrower has complied in all material respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), in each case except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(s)           Lockbox Accounts.  The name and address of the Lockbox Account Banks, together with the account numbers of the Lockbox Accounts of the Borrower at the applicable Lockbox Account Banks, is specified in Schedule VIII.  The Lockbox Accounts are the only accounts to which Obligors have been directed to send Collections on the Collateral.  The Borrower has not granted any Person an interest in the Lockbox Accounts.

(t)            Amendments.  No Receivable has been amended, modified or waived following inclusion in the Collateral, except for amendments, modifications or waivers, if any, to such Receivable otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy and the Servicing Standard.

(u)           USA PATRIOT Act.  To the best of the Borrower’s knowledge, neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States

Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(v)           Eligibility of Collateral.  As of the Closing Date, (i) the Receivables List is an accurate and complete listing of all Receivables and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true, correct and complete in all material respects, and (ii) each such Receivable included in the Borrowing Base is an Eligible Receivable.

Section 4.2.                                          Representations and Warranties of the Servicer.

The initial Servicer represents and warrants as follows as of the Closing Date and as of each Measurement Date:

(a)           Organization and Good Standing.  The Servicer has been duly organized and is validly existing as a limited liability company, in good standing under the laws of its jurisdiction of organization, with all requisite organizational power and authority to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b)           Due Qualification.  The Servicer is duly qualified to do business as a limited liability company and has obtained (or has made all necessary arrangements to obtain) all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)           Power and Authority; Due Authorization; Execution and Delivery.  The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary organizational action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.  This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d)           Binding Obligation.  This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)           No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents or any Contractual Obligation of the Servicer, or (ii) violate any Applicable Law, in each case except to the extent that such conflict, breach, default, creation, imposition, or violation could not reasonably be expected to have a Material Adverse Effect.

(f)                                    No Proceedings.  There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)                                 Consents.  All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required to be made or obtained by the Servicer for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained (or the Servicer has made all necessary arrangements to obtain) except to the extent any such failure to acquire such approvals, authorizations, consents, orders, or licenses, or take such other action could not reasonably be expected to have a Material Adverse Effect.

(h)                                 Reports Accurate.  All Servicer Certificates, Servicing Reports, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent or any Lender pursuant to with this Agreement are true, correct and complete in all material respects.

(i)                                     Credit and Collection Policy.  The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Receivables.

(j)                                     Solvency.  The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event.  The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent.

(k)                                  Taxes.  The Servicer has filed or caused to be filed all tax returns that are required to be filed by it (or has been granted appropriate extensions).  The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than (i) any amount of Tax the validity or amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer, (ii) any Tax less than thirty (30) days overdue and (iii) any filings that the failure to so file could not reasonably be expected to have a Material Adverse Effect), and no tax lien has been filed against the Servicer or any of its property and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax or assessment.

(l)                                     Security Interest.  The Servicer will cooperate with the Administrative Agent to ensure that (i) the Administrative Agent has a security interest (as defined in the UCC) in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement and (ii) upon the filing of UCC-1 financing statements naming the Administrative Agent as secured party and the Borrower as debtor, the Administrative Agent, as agent for the Secured Parties, shall have a valid and first priority perfected security interest in the

Receivables and that portion of the Collateral in which a security interest may be perfected by filing (except for any Permitted Liens).

(m)                               Lockbox Accounts and Concentration Account.  The Servicer has sent the name and address of each Lockbox Account Bank, together with the account number of each Lockbox Account at the applicable Lockbox Account Bank, and the account number of the Concentration Account, to the Collateral Custodian, the Backup Servicer and Administrative Agent.  Except for the interest granted to the Administrative Agent pursuant to the facility with Spinnaker Consumer Receivables Trust, the Servicer has not granted and shall not grant any Person an interest in the Lockbox Accounts or the Concentration Account.

(n)                                 USA PATRIOT Act.  To the best of the Servicer’s knowledge, neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(o)                                 Compliance with Law.  The Servicer has complied in all material respects with all Applicable Laws to which it may be subject, and, to the knowledge of the Servicer, no Receivable in the Collateral contravenes in any material respect any Applicable Laws, in each case except to the extent that such lack of compliance or contravention could not reasonably be expected to have a Material Adverse Effect.

Notwithstanding any other provision of this Agreement to the contrary, the parties hereto acknowledge and agree that it shall not be a breach of Section 4.2(b) or (g) hereunder by the Servicer if on the date hereof the Servicer has not obtained all requisite licenses/registrations if (1) the Servicer has, in good faith, applied for all such licenses/registrations and obtains such licenses/registrations in due course and (2) such failure does not otherwise prevent the Servicer from satisfying in all material respects each of its other covenants and obligations hereunder; provided that the Servicer covenants and agrees to indemnify, defend and hold each Indemnified Party harmless against any and all losses actually incurred in connection with the failure to obtain such licenses/registrations.

Section 4.3.                                [Reserved].

Section 4.4.                                Representations and Warranties of the Backup Servicer.

The Backup Servicer in its individual capacity and as Backup Servicer represents and warrants as follows:

(a)                                  Organization; Power and Authority.  It is a duly organized and validly existing corporation in good standing under the laws of the State of Minnesota.  It has full power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b)                                 Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c)                                  No Conflict.  The execution and delivery of this Agreement by the Backup Servicer, the performance by it of the transactions contemplated hereby and the fulfillment by it of the terms hereof will not conflict with, result in any breach of its organizational documents or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d)                                 No Violation.  The execution and delivery of this Agreement by the Backup Servicer, the performance by it of the transactions contemplated hereby and the fulfillment by it of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)                                  Consents.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f)                                    Validity, Etc.  This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

Section 4.5.                                Representations and Warranties of the Collateral Custodian.

The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a)                                  Organization; Power and Authority.  It is a duly organized and validly existing national banking association in good standing under the laws of the United States.  It has full power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b)                                 Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c)                                  No Conflict.  The execution and delivery of this Agreement by the Collateral Custodian, the performance by it of the transactions contemplated hereby and the fulfillment by it of the terms hereof will not conflict with, result in any breach of its organizational documents or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d)                                 No Violation.  The execution and delivery of this Agreement by the Collateral Custodian, the performance by it of the Transactions contemplated hereby and the fulfillment by it of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)                                  Consents.  All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f)                                    Validity, Etc.  The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

GENERAL COVENANTS

Section 5.1.                                          Affirmative Covenants of the Borrower.

From the date hereof until the Maturity Date, the Borrower hereby covenants and agrees as follows:

(a)                                  Compliance with Laws.  The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof, except if the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Preservation of Company Existence.  The Borrower will preserve and maintain its existence, rights, franchises and privileges as a statutory trust in the jurisdiction of its formation, and qualify and remain qualified in good standing as a statutory trust, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)                                  Performance and Compliance with Collateral.  The Borrower will, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(d)                                 Keeping of Records and Books of Account.  The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e)                                  Protection of Interest in Collateral.  With respect to the Receivables and Related Security, the Borrower will take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Receivables and Related Security free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (i) with respect to the Receivables and that portion of the Collateral in which a security interest may be perfected by filing, maintaining effective financing statements in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof), (ii) executing or causing to be executed such other instruments or notices as may be reasonably necessary or appropriate, (iii) subject to Section 13.9, permitting the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers of the Borrower having knowledge of such matters (the Borrower shall pay the reasonable costs and expenses for all such visits up to four times each calendar year and at any time during the existence of an Event of Default or an Unmatured Event of Default), and (iv) taking all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f)                                    Reserved.

(g)                                 Reserved.

(h)                                 Taxes.  The Borrower will file all appropriate tax returns and pay any and all required Taxes (other than the amount of any Taxes the validity or amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).

(i)                                     Use of Proceeds.  The Borrower will use the proceeds of the Loan only to acquire Collateral and pay transaction expenses related hereto or other expenses of the Borrower.

(j)                                     Obligor Notification Forms.  The Borrower shall furnish the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion after the occurrence of an Event of Default) Obligor notification forms to give notice to the Obligors of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(k)                                  Notices.  The Borrower will furnish to the Administrative Agent:

(i)                                     Income Tax Liability.  Within ten (10) Business Days after the receipt by a Responsible Officer of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any affiliated group (within the meaning of Section 1504(a)(l) of the Code) of which Borrower is a member which equal or exceed $100,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days thereafter) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii)                                  Auditors’ Management Letters.  Promptly after the receipt thereof, any auditors’ management letters that are received by the Borrower;

(iii)                               Representations and Warranties.  Forthwith upon a Responsible Officer of the Borrower receiving knowledge of the same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 was incorrect in any material respect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances;

(iv)                              Proceedings.  As soon as possible and in any event within five (5) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral in an amount in excess of $250,000, the Transaction Documents, the Secured Parties’ interest in the Collateral or otherwise in an amount in excess of $250,000 shall be required to be reported;

(v)                                 Notice of Material Events.  Promptly upon a Responsible Officer of the Borrower becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, could reasonably be expected to have a Material Adverse Effect;

(vi)                              Events of Default.  Prompt (and in any event within one Business Day) written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which a Responsible Officer of the Borrower has knowledge or has received notice (other than any notice from the Administrative Agent or any Lender).  In addition, no later than three (3) Business Days following a Responsible Officer of the Borrower’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Borrower will provide to the Administrative Agent a written statement of a Responsible Officer setting forth the details of such event and the action that the Borrower proposes to take with respect thereto; and

(vii)                           Accounting Changes.  As soon as possible and in any event within ten (10) Business Days after the effective date thereof, notice of any material change in the accounting policies of the Borrower.

(l)                                     Compliance With Transaction Documents.  The Borrower will comply in all respects with the terms of this Agreement and the other Transaction Documents to which it is a party.

(m)                               Hedging.  If for any calendar month the Excess Spread is less than 4.00% and the Administrative Agent provides notice that hedging shall be required, the Borrower shall be required to enter into Hedge Transactions, in form and substance (and with counterparties) acceptable to and as specified by the Administrative Agent in its reasonable discretion, within 30 Business Days of the date of such notice from the Administrative Agent.

(n)                                 Financial Statements. The Borrower will submit to the Administrative Agent (i) within thirty (30) days after the end of each of its fiscal months and quarters (excluding the fiscal quarter ending on the date specified in subclause (ii) below), commencing November 30, 2008, unaudited financial statements of the Borrower for the most recent fiscal month or quarter, as applicable, and (ii) within one hundred twenty (120) days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2008, unaudited financial statements of the Borrower prepared by a firm of nationally recognized independent public accountants.

(o)                                 Other.  The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement.

Section 5.2.                                          Negative Covenants of the Borrower.

From the date hereof until the Collection Date, the Borrower hereby covenants and agrees as to itself and the Collateral as follows:

(a)                                  Other Business.  The Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents or reasonable extensions thereof, (ii) incur any Indebtedness, other than pursuant to or permitted by this Agreement or under the other Transaction Documents, or (iii) form any Subsidiary or make any Investment in any other Person (other than Permitted Investments).

(b)                                 Collateral Not to be Evidenced by Instruments.  The Borrower will take no action to cause any Receivable that is not, as of the Closing Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Receivable.

(c)                                  Security Interests.  Except as permitted by the Transaction Documents, the Borrower will not sell, pledge, assign or transfer, or grant, create, incur, assume or suffer to exist any Lien (except for Permitted Liens) on, any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, to any other Person.  The Borrower will promptly notify the Administrative Agent of the existence of any Lien (other than Permitted Liens) on any Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent, as agent for the Secured Parties in, to and under the Collateral against all claims of third parties.

(d)                                 Mergers, Acquisitions, Sales, etc.  The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets, any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any

Collateral or any interest therein (in each case other than as expressly permitted pursuant to the Transaction Documents or in the ordinary course of business).

(e)                                  Deposits to Collection Account.  The Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral.

(f)                                    Restricted Payments.  The Borrower shall not declare or pay any dividends or distributions (i) except as permitted under its organizational documents, and (ii) at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom.

(g)                                 Change of Name or Location of Servicing Files.  The Borrower shall not (i) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to on Annex A hereto, or change the jurisdiction of its organization, or (ii) move, or consent to the Collateral Custodian or Servicer moving, the Required Receivable Files or the Servicing Files from the location thereof on the Closing Date, unless in each case the Borrower has given at least ten (10) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest (subject to Permitted Liens) of the Administrative Agent, as agent for the Secured Parties, in the Collateral.

(h)                                 ERISA Matters.  The Borrower will not establish any Benefit Plan or Multiemployer Plan.

(i)                                     Organizational Documents.  The Borrower will not amend its organizational documents without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld).

(j)                                     Changes in Payment Instructions to Obligors.  The Borrower will not add or terminate any bank as a Lockbox Account Bank or any Lockbox Account listed in Schedule VIII or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the applicable Lockbox Account, unless the Administrative Agent has consented to such addition, termination or change and the Borrower has notified the Collateral Custodian.

(k)                                  Extension or Amendment of Collateral.  The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the material terms of any Receivable (including the Related Security).

(l)                                     Special Purpose Entity.  The Borrower will not:

(i)                                     engage in any business or activity other than the purchase and receipt of Receivables and related assets, the pledge of Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii)                                  acquire or own any material assets other than (A) the Receivables and rights in the Related Security and (B) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents;

(iii)                               merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent, except as otherwise provided by the Transaction Documents;

(iv)                              fail to preserve its existence as a Delaware statutory trust, validly existing and in good standing under the laws Delaware, or, without the prior written consent of the Administrative Agent, make any material amendment or modification, or terminate or fail to comply with the material provisions of the Trust Agreement, or fail to observe statutory trust formalities;

(v)                                 own any Subsidiary or make any Investment in any Person without the consent of the Administrative Agent;

(vi)                              except as permitted by the Transaction Documents, commingle its assets or liabilities with the assets or liabilities of any of its Affiliates or any other Person;

(vii)                           incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Aggregate Unpaids owed hereunder, except for trade payables in the ordinary course of its business; provided that such debt is not evidenced by a note and is paid within thirty (30) days (or longer if in the normal course such debt is paid on terms greater than 30 days) of when due (unless otherwise contested in good faith by appropriate proceedings) and as otherwise permitted by the Transaction Documents;

(viii)                        become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due (unless otherwise contested in good faith by appropriate proceedings);

(ix)                                fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x)                                   enter into any contract or agreement with any Person, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than such Person in the reasonable judgment of the Borrower;

(xi)                                seek its dissolution or winding up in whole or in part;

(xii)                             fail to correct any known misunderstandings regarding the separate identity of the Borrower and Fair or any other Person;

(xiii)                          make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Receivables, cash and Permitted Investments and as otherwise permitted by the Transaction Documents);

(xiv)                         fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Code and regulations;

(xv)                            actively hold itself out to the public such to represent that it is not a legal entity separate and distinct from any other Person or to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvi)                         fail to maintain adequate capital for the reasonably foreseeable obligations of its business and contemplated business operations;

(xvii)                      file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xviii)                   permit any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Borrower to the extent it has the ability to control the same, unless the Borrower delivers to the Administrative Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

(xix)                           fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xx)                              acquire the securities of its Affiliates;

(xxi)                           fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxii)                        fail to use separate invoices bearing its own name;

(xxiii)                     pledge or permit the pledge of its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder; and

(xxiv)                    take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Jackson Walker L.L.P., dated as of the date hereof, upon which the conclusions expressed therein are based.

Section 5.3.                                          Affirmative Covenants of the Servicer.

From the date hereof until the Collection Date, the Servicer hereby covenants and agrees as follows:

(a)                                  Compliance with Law.  The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof, except if the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Preservation of Company Existence.  The Servicer will preserve and maintain its organizational existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company (or other applicable entity in the case of a successor Servicer), in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)                                  Obligations and Compliance with Collateral.  The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the Collateral and will do nothing to impair the rights of the Administrative Agent, as agent for the Secured Parties, in, to and under the Collateral except as otherwise permitted in the Transaction Documents.

(d)                                 Keeping of Records and Books of Account.

(i)                                     The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection and the identification of the Collateral.

(ii)                                  Subject to Section 13.9, the Servicer shall permit the Administrative Agent, the Backup Servicer, each Lender or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or executive employees of the Servicer having knowledge of such matters; the Servicer shall pay the reasonable costs and expenses (including all direct and indirect costs and expenses) for all such visits up to four times each calendar year and at any time during the existence of an Event of Default or Unmatured Event of Default; provided that any successor Servicer shall not be required to pay any such costs and expenses, shall be given five Business Days notice of any such visit and shall be subject to only two visits per calendar year.

(iii)                               The initial Servicer will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent, describing the grant of a security interest by the Borrower to the Administrative Agent as agent for the Secured Parties hereunder.

(e)                                  [Reserved].

(f)                                    Credit and Collection Policy.  The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent, prior to its effective date, written notice of any proposed changes in the

Credit and Collection Policy.  The Servicer will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Borrower; provided that no consent shall be required from the Administrative Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent.

(g)                                 Events of Default.  The Servicer will provide the Administrative Agent and the Borrower with prompt (and in any event within one Business Day) written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which a Responsible Officer of the Servicer has knowledge or has received notice (other than any knowledge obtained from or any notice from the Administrative Agent or a Lender).  In addition, no later than three (3) Business Days following a Responsible Officer of the Servicer’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Servicer will provide to the Administrative Agent and the Borrower a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(h)                                 Taxes.  The Servicer will file all appropriate tax returns and pay any and all required Taxes (other than the amount of any Taxes the validity or amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer).

(i)                                     Other.  The Servicer will promptly furnish to the Administrative Agent and the Borrower such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Administrative Agent or the Borrower may from time to time reasonably request in order to protect the interests of the Borrower, the Administrative Agent and the Secured Parties under or as contemplated by this Agreement.

(j)                                     Proceedings.  As soon as possible and in any event within five (5) Business Days after a Responsible Officer of the Servicer receives notice or obtains knowledge thereof, the Servicer will furnish to the Administrative Agent and the Borrower notice of any settlement of, judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case, relating to the Servicer, which could reasonably be expected to have a Material Adverse Effect.

(k)                                  Deposit of Collections.  The Servicer shall direct each Obligor to make payments directly to the applicable Lockbox Account and shall promptly (but in no event later than one (1) Business Day after receipt) deposit into the Concentration Account any and all Collections received directly by it or by the Borrower (in the case of the initial Servicer, in which case the initial Servicer will be acting on the Borrower’s behalf).

(l)                                     Change of Control.  Upon the occurrence of a Change of Control of the Servicer, the Servicer shall provide the Borrower, the Administrative Agent, the Backup Servicer

and each Lender with written notice of such Change of Control within two (2) Business Days after the occurrence of the same.

(m)                               Special Purpose Entity Requirements.  The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(o) (for purposes of this clause (m), “Servicer” shall only apply to any Servicer that is an Affiliate of the Borrower).

(n)                                 Servicing System Changes.  As soon as possible and in any event within five (5) Business Days after the effective date thereof, the Servicer will provide the Backup Servicer and the Borrower notice of any material changes to the Servicer’s servicing systems.

(o)                                 Notices.  The Servicer will furnish to the Borrower, the Administrative Agent and the Backup Servicer prior written notice of any changes to its name or location of its principal place of business or chief executive office.

Section 5.4.                                          Negative Covenants of the Servicer.

From the date hereof until the Collection Date, the Servicer hereby covenants and agrees as follows:

(a)                                  Deposits to Collection Account.  The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral.

(b)                                 Mergers, Acquisition, Sales, etc.  The initial Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i)                                     the initial Servicer has delivered to the Administrative Agent and the Borrower an Officer’s Certificate stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.4 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of a supplemental agreement, the delivery of an Opinion of Counsel stating that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii)                                  the initial Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and the Borrower and obtained the consent of the Administrative Agent and the Borrower (such consent not to be unreasonably withheld); and

(iii)                               after giving effect thereto, no Servicer Default, Unmatured Event of Default or Event of Default shall exist.

(c)                                  Change of Location of Servicing Files.  The Servicer shall not (i) change the offices where it keeps records concerning the Collateral from the location referred to on Annex A hereto, or (ii) move, or consent to the Collateral Custodian moving, the Required

Receivable Files or Servicing Files from the location thereof on the Closing Date, unless the Servicer has given at least ten (10) days’ written notice to the Administrative Agent and the Borrower.

(d)                                 Change in Payment Instructions to Obligors.  The Servicer will not add or  terminate any bank as a Lockbox Account Bank or any Lockbox Account listed in Schedule VIII or make any change in its instructions to Obligors regarding payments to be made to the applicable Lockbox Account, unless the Administrative Agent and the Borrower have consented to such addition, termination or change and the Collateral Custodian has been notified.

(e)                                  Extension or Amendment of Receivables.  The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Receivable (including the Related Security).

Section 5.5.                                          [Reserved].

Section 5.6.                                          [Reserved].

Section 5.7.                                          Affirmative Covenants of the Backup Servicer.

From the date hereof until the Collection Date, the Backup Servicer hereby covenants and agrees as follows:

(a)                                  Compliance with Law.  The Backup Servicer will comply with all Applicable Law.

(b)                                 Preservation of Existence.  The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.8.                                          Negative Covenants of the Backup Servicer.

From the date hereof until the Collection Date, the Backup Servicer will not make any changes to the Backup Servicing Fee set forth in the Backup Servicer Fee Letter without the prior written approval of the Administrative Agent.

Section 5.9.                                          Affirmative Covenants of the Collateral Custodian.

From the date hereof until the Collection Date, the Collateral Custodian hereby covenants and agrees as follows:

(a)                                  Compliance with Law.  The Collateral Custodian will comply in all material respects with all Applicable Law.

(b)                                 Preservation of Existence.  The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)                                  Location of Required Receivable Files.  Subject to Section 8.8, the Required Receivable Files shall remain at all times in the possession of the Collateral Custodian at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Receivable Files to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Receivable Files may otherwise be released pursuant to this Agreement.

Section 5.10.                                   Negative Covenants of the Collateral Custodian.

From the date hereof until the Collection Date, the Collateral Custodian hereby covenants and agrees as follows:

(a)                                  Required Receivable Files.  The Collateral Custodian will not dispose of any Required Receivable File documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b)                                 No Changes to Collateral Custodian Fee.  The Collateral Custodian will not make any changes to the Collateral Custodian Fee set forth in the Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent.

ARTICLE VI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1.                                          Designation of the Servicer.

(a)                                  Initial Servicer.  The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1.  Until the Administrative Agent gives to the Borrower and FCC Finance, LLC a Servicer Termination Notice, FCC Finance, LLC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b)                                 Successor Servicer.  Upon the Borrower’s and the Servicer’s receipt of a Servicer Termination Notice from the Administrative Agent pursuant to Section 6.12, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that will facilitate the transition of the performance of such activities to a successor Servicer, as reasonably determined by the Borrower and the Administrative Agent, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

(c)                                  Subcontracts.  The Servicer may, with the prior written consent of the Borrower and approval of the Administrative Agent (such approval not to be unreasonably withheld) and with notice to the Backup Servicer, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement.

(d)                                 Servicing Programs.  In the event that the initial Servicer uses any software program in servicing the Collateral that it licenses from a third party, the initial Servicer shall use commercially reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Administrative Agent and the Backup Servicer to use such program and to allow the initial Servicer to assign such licenses to the Backup Servicer or to any other Successor Servicer appointed as provided in this Agreement.

Section 6.2.                                          Duties of the Servicer.

(a)                                  Appointment.  The Borrower hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce the Borrower’s rights in, to and under such Collateral.  The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein.  The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b)                                 Duties.  The Servicer shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Law, the Credit and Collection Policy and the Servicing Standard.  Without limiting the foregoing, the duties of the Servicer  shall include the following:

(i)                                     preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Receivable;

(ii)                                  maintaining all reasonably necessary servicing records with respect to the Collateral and providing such reports, information and servicing records to the Administrative Agent and Collateral Custodian in respect of the servicing of the Collateral (including information relating to the Servicer’s performance under this Agreement) as may be required hereunder or as the Borrower, the Administrative Agent and the Collateral Custodian may reasonably request;

(iii)                               maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv)                              identifying each Receivable clearly and unambiguously in its servicing records to reflect that such Receivable is owned by the Borrower and that the Borrower has granted a security interest therein to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement;

(v)                                 notifying the Borrower and the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is, or to the Servicer’s knowledge threatened to be, asserted by an Obligor with respect to any Receivable (or portion thereof) of which it has knowledge or has received notice; and (B) that could reasonably be expected to have a Material Adverse Effect;

(vi)                              providing written notice to the Borrower and the Administrative Agent, prior to the effective date thereof, of any material proposed changes in the Credit and Collection Policy;

(vii)                           maintaining the first priority perfected security interest (subject to Permitted Liens) of the Administrative Agent, as agent for the Secured Parties, in the Collateral; and

(viii)                        maintaining the Servicing Files with respect to Receivables; and

(ix)                                directing the Collateral Custodian to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.6.

(c)                                  Notwithstanding anything to the contrary contained herein, the exercise by the Secured Parties of their rights hereunder shall not release the Servicer or the Borrower from any of their duties or responsibilities with respect to the Collateral.  The Secured Parties, the Backup Servicer and the Collateral Custodian shall not have any obligation or liability with respect to any Collateral (except as otherwise provided herein in the case of the Collateral Custodian and the Backup Servicer), nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(d)                                 Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3.                                Authorization of the Servicer.

(a)                                  Each of the Borrower and the Administrative Agent hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in the Borrower’s name and on the Borrower’s behalf necessary or desirable in the determination of the Servicer and not inconsistent with the pledge by the Borrower to the Administrative Agent, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof.  The Borrower and the Administrative Agent, on behalf of the Secured Parties, shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral.  In no event shall the Servicer be entitled to make the Borrower, any Secured Party, the Backup Servicer, the Collateral Custodian or the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b)                                 After the declaration of the Termination Date, at the direction of the Administrative Agent (with notice to the Borrower), the Servicer shall take such action as the Administrative Agent may reasonably deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral of the pledge of such Collateral to the Administrative Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4.                                          Collection of Payments; Accounts.

(a)                                  Collection Efforts, Modification of Collateral.  The Servicer will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Receivables included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard.  The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy and the Servicing Standard.

(b)                                 Prepaid Receivable.  The Servicer may not consent to a Receivable becoming a Prepaid Receivable, in whole or in part, unless such prepayment (plus any concurrent deposits made by the Servicer) (i) will not result in the Collection Account receiving an amount less than the sum of (A) the Outstanding Receivable Balance (or portion thereof to be prepaid) on the date of such payment, and (B) any accrued and unpaid interest thereon (such sum, the “Prepayment Amount”) or (ii) is in compliance with the Underlying Instruments for the applicable Receivable and such prepayment is consented to by the Servicer in accordance with the Servicing Standard.

(c)                                  Acceleration.  If required by the Credit and Collection Policy or if consistent with the Servicing Standard and the related Underlying Instruments, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Receivable promptly after such Receivable becomes a Defaulted Receivable.

(d)                                 Taxes and other Amounts.  The Servicer will use commercially reasonable efforts in accordance with the Servicing Standard to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Receivable to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e)                                  Payments to Lockbox Account.  On or before the Closing Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral directly to the applicable Lockbox Account.

(f)                                    Accounts.  Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a Securities Account and (ii) except as otherwise expressly provided herein, the Administrative Agent shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account.  Each of the parties hereto hereby agrees to cause the Collateral Custodian or any other Securities Intermediary that holds any money or other property for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York.  In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Collateral Custodian or other Securities Intermediary that holds such Financial Asset in such Account.

(g)                                 Underlying Instruments.  Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Custodian nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower of or the grant by the Borrower to the Administrative Agent of a security interest in any Receivable to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents).  The Collateral Custodian shall hold any Instrument delivered to it evidencing any Receivable hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement.

(h)                                 Establishment of the Collection Account.  The Servicer shall cause to be established, on or before the Closing Date, with the Collateral Custodian, and maintained in the name of the Borrower, subject to the Lien of the Administrative Agent, a segregated corporate trust account entitled “Collection Account for FCC Investment Trust I” (the “Collection Account”), over which the Administrative Agent as agent for the Secured Parties, shall have control and from which neither the Servicer nor the Borrower shall have any right of withdrawal.

(i)                                     Adjustments.  If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Receivable and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake.  Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5.                                          Realization Upon Defaulted Receivables.

The Servicer will use commercially reasonable efforts in accordance with the Credit and Collection Policy and consistent with the Servicing Standard and Applicable Law in realizing upon each Defaulted Receivable and Related Security, and employ practices and procedures including commercially reasonable efforts to enforce all obligations of Obligors.  Without limiting the generality of the foregoing, the Servicer may (a) unless the Administrative Agent has specifically given instruction to the contrary, (i) foreclose upon any property securing the Defaulted Receivable and cause the sale of any such property, or (ii) turn the Defaulted Receivable over to a collection agency for collection, or (b) with the consent of the Borrower (other than during the existence of any Event of Default), sell the Defaulted Receivable for its fair market value (as determined by the Servicer in good faith) to an independent third-party purchaser.  The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of a Defaulted Receivable.

Section 6.6.                                          Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to the provisions of Section 2.6.

Section 6.7.                                          Payment of Certain Expenses by the Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, but excluding Liquidation Expenses incurred as a result of activities contemplated by Section 6.5.  The initial Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.  Notwithstanding the foregoing, if the Backup Servicer is appointed successor Servicer hereunder, it shall be entitled to reimbursement from the Borrower for all reasonable out-of-pocket expenses incurred by it in connection with its servicing activities hereunder.

Section 6.8.                                          Reports.

(a)                                  Servicing Report.  On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, the Backup Servicer and the Collateral Custodian, a monthly statement (a “Servicing Report”) including (i) a calculation of the Borrowing Base as of the most recent date of determination, with respect to the related calendar month, (ii) an updated Receivables List, and (iii) such other pool portfolio data and information as reasonably requested by the Administrative Agent from time to time, signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit C.

(b)                                 Servicer’s Certificate.  Together with each Servicing Report, the Servicer shall submit to the Administrative Agent and the Borrower (with a copy to the Backup Servicer and the Collateral Custodian) a certificate substantially in the form of Exhibit H (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that, to its knowledge, no Event of Default or Unmatured Event of Default has occurred during the period between the date of such Servicing Report and the date of the prior Servicing Report.

(c)                                  Financial Statements.  The initial Servicer will submit to the Borrower, the Administrative Agent and the Backup Servicer, (i) within thirty (30) days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in subclause (ii) below), commencing November 30, 2008, its consolidated unaudited financial statements for the most recent fiscal quarter and (ii) within one hundred twenty (120) days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2008, its consolidated financial statements audited by a firm of nationally recognized independent public accountants; provided that if Fair becomes the Servicer at any time, such financial statements may be presented as “reviewed” by such independent public accountants.  Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any of the information set forth in such financial statements.

Section 6.9.                                          Annual Statement as to Compliance.

The Servicer will provide to the Borrower, the Administrative Agent and the Backup Servicer, within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2008, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred during such period (written notice of which has not otherwise been delivered to the Administrative Agent and the Borrower) or then exists at the end of such period.

Section 6.10.                                   Reserved.

Section 6.11.                                   The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that the performance of its duties hereunder is or has become illegal under Applicable Law.  Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect addressed and delivered to the Administrative Agent and the Borrower.  No such resignation shall become effective until a successor servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

Section 6.12.                                   Servicer Defaults.

If any one of the following events (a “Servicer Default”) shall occur:

(a)                                  any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to the remittance of Collections) as required by this Agreement or the other Transaction Documents which continues unremedied for a period of two (2) Business Days;

(b)                                 any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party and the same continues unremedied for a period of fifteen (15) Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to a Responsible Officer of the Servicer by the Administrative Agent, the Borrower or any Lender or (ii) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(c)                                  (i) the failure of the initial Servicer to make any payment when due with respect to any of its debt or other obligations (which payment default relates to debt facilities or other obligations in excess of $250,000 in the aggregate) or (ii) the occurrence of any event or condition that would cause or permit acceleration of such debt or other obligations in excess of $250,000 in the aggregate, unless (A) such event or condition has been waived and (B) any such debt or other obligations shall have not been declared to be due and payable or required to be prepaid (other than by scheduled payment) prior to maturity, in the case of each of clauses (i) and (i) (x) subject to the initial Servicer’s right to contest in good faith any claim which could lead to acceleration and (y) after all applicable cure and grace periods have expired; or

(d)                                 an Insolvency Event with respect to the Servicer;

(e)                                  the Servicer fails in any material respect to comply with the Credit and Collection Policy and the Servicing Standard regarding the servicing of the Collateral and the same continues unremedied for a period of ten (10) Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to a Responsible Officer of the Servicer by the Administrative Agent, the Borrower or any Lender or (ii) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(f)                                    FCC Finance, LLC ceases to be the Servicer (other than as provided for under the terms of this Agreement);

(g)                                 the occurrence or existence of any event which causes a Material Adverse Effect with respect to the Servicer;

(h)                                 any failure by the Servicer to deliver any required Servicing Report or other Required Reports hereunder and the same continues unremedied for a period of one Business Day after the earlier to occur of (i) the date on which written notice of such failure shall have been given to a Responsible Officer of the Servicer by the Administrative Agent, the Borrower or Collateral Custodian, or (ii) the date on which a Responsible Officer of the Servicer has actual knowledge thereof;

(i)                                     any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made and continues to be unremedied for a period of thirty (30) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the a Responsible Officer of Servicer by the Administrative Agent, the Borrower or any Lender or (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof; or

(j)                                     the occurrence of an FCC Finance Change of Control and the Borrower or the Administrative Agent makes a determination that such event is reasonably expected to have a material adverse effect on the ability of FCC Finance, LLC, to perform its role as Servicer hereunder;

then notwithstanding anything herein to the contrary, the Administrative Agent or the Borrower, by written notice to the Servicer (with a copy to the Collateral Custodian, Backup Servicer, the Borrower (in the case of notice by the Administrative Agent) and the Administrative Agent (in the case of notice by the Borrower)) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement (other than fees or expenses owed to the Servicer which have accrued or been incurred prior to the delivery of the Servicer Termination Notice) and appoint the Backup Servicer (or in the case of notice by the Borrower, Fair) to perform its duties pursuant to the terms of this Agreement.

Section 6.13.                                   Appointment of Successor Servicer.

(a)                                  On and after the receipt by Administrative Agent or the Borrower, as applicable, the Servicer and the Backup Servicer of a Servicer Termination Notice pursuant to Section 6.12, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or as otherwise specified by the Administrative Agent or the Borrower, as applicable, in writing (with a copy to the Borrower or the Administrative Agent, as applicable) or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent or the Borrower, until a date mutually agreed upon by the Servicer and the Administrative Agent or the Borrower, as applicable, and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.6, the Servicing Fee therefor until such date; provided that any fees or expenses owed to the Servicer attributable to the period prior to such date shall accrue and remain payable.  The Administrative Agent or the Borrower, as applicable, may at any time following delivery of a Servicer Termination Notice, by written notice to the Borrower or the Administrative Agent, as applicable, and the Backup Servicer, in its sole discretion and subject to clause (h) below, appoint the Backup Servicer or Fair as the Servicer hereunder, and the Backup Servicer or Fair, as the case may be, shall on such date assume all obligations of the Servicer hereunder with respect to servicing of the Collateral, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer.  As compensation therefor, the Backup Servicer or Fair, as the case may be, shall thereafter be entitled to the Servicing Fee together with any other rights to reimbursement to which the Servicer is entitled as specified herein, Transition Expenses and, solely in the case of the Backup Servicer, the one-time successor servicer fee specified in the Backup Servicing Fee Letter.  In the event that the Administrative Agent does not so appoint the Backup Servicer (which it may or may not do in its discretion), there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, or the Borrower does not so appoint Fair (which it may or may not do in its discretion), or the Fair Servicing Condition is not satisfied, the Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Lender; provided that if a Servicer Default occurs and the Servicer is not an Affiliate of the Borrower then the Borrower shall appoint the Successor Servicer with the written consent of the Administrative Agent (such consent not to be unreasonably withheld).  In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent may petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of loans, as the Successor Servicer hereunder.

(b)                                 The Backup Servicer as successor Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of a successor Servicer hereunder.

(c)                                  The Servicer agrees to cooperate and use commercially reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Receivables, including, without limitation, the transfer to the Backup Servicer as successor Servicer for the administration by it of all cash amounts that shall at the time be held by Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Receivables and the delivery to the Backup Servicer as successor Servicer in an orderly and timely fashion of all files and records with respect to the Receivables and a computer tape in readable form containing all information necessary to enable the Backup Servicer as successor Servicer to service the Receivables.  In addition, the Servicer agrees to cooperate and use commercially reasonable efforts in providing at the Servicer’s expense to the Backup Servicer, as successor Servicer, with a list of key servicing personnel and contact information, reasonable access (including at the premises of the Servicer) to the Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Backup Servicer, as a successor Servicer, to assume the servicing functions hereunder.

(d)                                 The Backup Servicer as a successor Servicer is authorized and empowered to execute and deliver, on behalf of the Servicer as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the

Servicer.  The Servicer will provide the Backup Servicer, as successor Servicer, with a power of attorney stating such (at such time as the Backup Servicer becomes successor Servicer).

(e)                                  Upon its appointment, the Backup Servicer (subject to Section 6.13(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, (v) no liability or obligation with respect to any indemnification obligations of any prior Servicer, (vi) no obligation to make payments with respect to any losses on investments made by or at the direction of the Servicer, (vii) no obligation to take any legal action which the Backup Servicer in its reasonable opinion believes subjects it to any liability in connection with such legal action unless it shall have been assured to its reasonable satisfaction that it will be indemnified for such liabilities, and (viii) no liability with respect to any action performed, or breaches or defaults caused by any prior Servicer prior to its appointment, or any claim of a third party based on any alleged action of any prior Servicer.  The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances.  In addition, the Backup Servicer or Successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the initial Servicer contained in Article IV.  In no event shall the Backup Servicer or the Successor Servicer be liable for any indirect, special or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(f)                                    Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.13, the Backup Servicer will promptly begin the transition to its role as Servicer.  In the event the Backup Servicer declines to continue to act as Servicer hereunder, the Backup Servicer shall solicit, by public announcement, bids from banks, specialty finance companies, asset managers and servicing institutions meeting the qualifications set forth in Section 6.13(a).  Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing Fee as servicing compensation.  Within thirty (30) days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to a qualified party acceptable to the Administrative Agent submitting a qualifying bid.  The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment, all costs and expenses of any public announcement, of conducting such sale and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder.  After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor.  If no bid from a qualified potential Successor Servicer is received or if no sale, transfer and assignment of the servicing rights and responsibilities hereunder shall have been concluded within thirty (30) days after such public announcement, the Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established financial institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, including, without limitation, Transition Expenses.  The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.  No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Borrower, the Administrative Agent and each Lender and the Backup Servicer shall have consented thereto.  The Backup Servicer shall not resign as Servicer until a Successor Servicer has been appointed and accepted such appointment.  Notwithstanding anything to the contrary contained herein, in no event shall the Backup Servicer or Successor Servicer be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

(g)                                 Notwithstanding anything contained in this Agreement to the contrary, any successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Receivables (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer.  If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exists in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such successor Servicer agrees to use commercially reasonable efforts to prevent further Continued Errors.  In the event that the successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Borrower or the Administrative Agent, use commercially reasonable efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.  Such successor Servicer shall be entitled to recover its costs thereby expended in accordance with Section 2.6.

(h)                                 Notwithstanding anything to the contrary in this Section 6.13, promptly following delivery of a Servicer Termination Notice but prior to the appointment of the Backup Servicer as successor Servicer or any other Person as Successor Servicer pursuant to clause (a) above, the Administrative Agent shall notify Fair of such receipt, and, if the Fair Servicing Condition is satisfied, Fair may elect to be appointed as Successor Servicer hereunder by written notice to the Administrative Agent to such effect within two (2) Business Days of receipt of such Servicer Termination Notice.

(i)                                     At any time prior to the occurrence of the Termination Date, upon 90 days’ prior written notice to the Administrative Agent, the Borrower, the Servicer and the Backup Servicer, if the Fair Servicing Condition is satisfied, CLST may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement (other than fees or expenses owed to the Servicer which have accrued or been incurred prior to the delivery of such notice) and appoint itself as successor Servicer hereunder.

ARTICLE VII

THE BACKUP SERVICER

Section 7.1.                                          Designation of the Backup Servicer.

(a)                                  Initial Backup Servicer.  The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1.  Until the Administrative Agent shall give to Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) (with a copy to the Borrower) a Backup Servicer Termination Notice, Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.

(b)                                 Successor Backup Servicer.  Upon the Backup Servicer’s and the Borrower’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.5, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

Section 7.2.                                          Duties of the Backup Servicer.

(a)                                  Appointment.  The Borrower and the Administrative Agent, as agent for the Secured Parties, each hereby appoints Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) to act as Backup Servicer, for the benefit of the Secured Parties, as from time to time designated pursuant to Section 7.1.  The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)                                 Duties.  From the Closing Date and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i)                                     On or before the Closing Date, the Servicer shall deliver and the Backup Servicer and the Borrower shall accept from the Servicer delivery of the information required to be set forth in the Servicing Reports (if any) in hard copy and in Excel® or a comparable format.

(ii)                                  Not later than 12:00 noon on each Reporting Date, the Servicer shall deliver to the Backup Servicer and the Borrower the loan tape, which shall include but not be limited to the following information:  (A) for each Receivable, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment and the

Outstanding Receivable Balance, (B) the Borrowing Base and (C) the Aggregate Outstanding Receivable Balance (the “Tape”).  The Backup Servicer shall accept delivery of the Tape.

(iii)                               Prior to each Payment Date, the Backup Servicer shall review the related Servicing Report to ensure that it is complete on its face and that the following items in such Servicing Report have been accurately calculated, if applicable, and reported:  (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Receivables that are 60+ days past due and (D) the Aggregate Outstanding Receivable Balance.  The Backup Servicer shall provide the Administrative Agent, the Borrower and the Servicer with a monthly certification substantially in the form attached hereto as Exhibit J (the “Backup Servicer Monthly Certification”) confirming the accurate calculation of such items in the Servicing Report and that the Servicing Report is complete on its face.  In the event of any discrepancy with the Servicing Report based on such review, the Backup Servicer shall notify the Administrative Agent, the Borrower and the Servicer of such discrepancy not later than the Business Day preceding such Payment Date; provided that if the Backup Servicer does not receive the Tape and the Servicing Report at the times set forth in this Agreement, then the Backup Servicer shall be given a reasonable amount of additional time after the receipt of the Tape and the Servicing Report to report any such discrepancies.

(iv)                              If the Servicer disagrees with the report provided under paragraph (iii) above by the Backup Servicer or if the Servicer has not reconciled any material discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding date of determination and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent and the Borrower of the resolution thereof.  The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein.  If within twenty (20) days after the delivery of the report provided under paragraph (iii) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent and the Borrower of the continued existence of such discrepancy.  Following receipt of such notice by the Administrative Agent and the Borrower, the Servicer shall deliver to the Administrative Agent, the Borrower and the Backup Servicer no later than the next Payment Date a certificate describing the nature and amount of such material discrepancies and the actions the Servicer proposes to take with respect thereto.

(c)                                  Reliance on Tape.  With respect to the duties described in Section 7.2(b), except as expressly set forth herein, the Backup Servicer is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

Section 7.3.                                          Merger or Consolidation.

Any Person (a) into which the Backup Servicer may be merged or consolidated, (b) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (c) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement, provided (i) such Person is organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), and (ii) (A) has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” by Moody’s, (B) has a parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” by Moody’s or (C) is otherwise acceptable to the Administrative Agent and, except following the occurrence of an Event of Default (unless waived in writing by the Administrative Agent), the Borrower (such consent not to be unreasonably withheld).

Section 7.4.                                          Backup Servicing Compensation.

As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee and other amounts payable in accordance with the Backup Servicer Fee Letter to the extent of funds available therefor pursuant to Section 2.6.  The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of:  (a) it becoming the successor Servicer, (b) its removal as Backup Servicer pursuant to Section 7.5, or (c) the termination of this Agreement.  In each such case, the Backup Servicer shall be entitled to its Backup Servicer Fee earned and reimbursable expenses incurred through the date of such event.  Upon becoming successor Servicer pursuant to Section 6.13, the Backup Servicer shall be entitled to the Servicing Fee, Transition Expenses and reimbursement rights to which the successor Servicer is entitled hereunder.

Section 7.5.                                          Backup Servicer Removal.

The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (with a copy to the Borrower) (the “Backup Servicer Termination Notice”); provided that if the Backup Servicer is removed prior to the first anniversary of the Closing Date it shall receive the early removal fee specified in the Backup Servicer Fee Letter.  In the event of any such removal, a replacement Backup Servicer may be appointed by the Administrative Agent, and except following the occurrence of an Event of Default (unless waived in writing by the Administrative Agent), with the consent of the Borrower (such consent not to be unreasonably withheld).

Section 7.6.                                          Limitation on Liability.

(a)                                  The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder.  Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer.  The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any bad faith or willful misconduct or gross negligence on the part of such agents, attorneys or custodians.

Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence, bad faith or willful misconduct of it or them.  In no event shall the Backup Servicer be required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder or in the exercise of any of its rights and powers hereunder if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(b)                                 The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Collateral Custodian each agree to look only to the Servicer to perform such obligations.  Except as expressly set forth herein, the Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or provided by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information.  The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.

(c)                                  Notwithstanding anything to the contrary herein, the Backup Servicer shall not be liable for any delays in performance for causes beyond its control, including, but not limited to, acts of war or terrorism, powerline failures, fire, flood, epidemic, acts of the Borrower, the Servicer or the Administrative Agent or restriction by civil or military authority in their sovereign or contractual capacities.  In the event of any such delay, performance shall be extended for so long as such period of delay.

Section 7.7.                                          Backup Servicer Resignation.

The Backup Servicer may resign as Backup Servicer under this Agreement upon not less than ninety (90) days notice to the Borrower and the Administrative Agent.  In the event of such resignation, the Backup Servicer shall return to the Servicer any and all documents, materials, work products and all copies made thereof, which were obtained by the Backup Servicer from the Servicer (other than such copies that the Backup Servicer is required to retain by law, rule or regulation) within three (3) Business Days of its resignation.

ARTICLE VIII

THE COLLATERAL CUSTODIAN

Section 8.1.                                          Designation of Collateral Custodian.

(a)                                  Initial Collateral Custodian.  The role of collateral custodian with respect to the Required Receivable File shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 8.1.  Until the Administrative Agent shall give to U.S. Bank National Association (with a copy to the Borrower) a Collateral Custodian Termination Notice, U.S. Bank National Association  is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

(b)                                 Successor Collateral Custodian.  Upon the Borrower’s and the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 8.5, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 8.2.                                          Duties of Collateral Custodian.

(a)                                  Appointment.  The Borrower and the Administrative Agent each hereby appoints U.S. Bank National Association to act as Collateral Custodian, for the benefit of the Administrative Agent, as agent for the Secured Parties.  The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)                                 Duties.  On or before the Closing Date, and until its removal pursuant to Section 8.5, the Collateral Custodian shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i)                                     The Collateral Custodian shall take and retain custody of the Required Receivable Files in accordance with the terms and conditions of this Agreement, as bailee for the purposes of the relevant UCC (a “Bailee”), all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent, as agent for the Secured Parties.  The Collateral Custodian shall not have any responsibility for reviewing, inspecting or examining any Required Receivable File to determine that the contents thereof are genuine, enforceable or appropriate for the represented purpose or that they are other than what they purport to be on their face.

(ii)                                  In taking and retaining custody of the Required Receivable Files, the Collateral Custodian shall be deemed to be acting as the Bailee of the Secured Parties; provided that the Collateral Custodian makes no representations as to the enforceability of any Required Receivable File documents or the existence, perfection or priority of any Lien on the Required Receivable Files or the instruments therein; and provided further that the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(iii)                               All Required Receivable File documents that are originals or copies shall be kept in fire resistant facilities in accordance with the Collateral Custodian’s customary standards for such custody, at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least forty-five (45) days prior to such change.  All Required Receivable File documents that are originals or copies shall be identified using a barcode system and maintained in such a manner so as to permit retrieval and access.

(iv)                              The Collateral Custodian shall make payments pursuant to the terms of the Servicing Report in accordance with Section 2.6 (the “Payment Duties”).

(v)                                 On the third Business Day of each month, the Collateral Custodian shall provide to the Administrative Agent, the Borrower and the Servicer (in a form acceptable to the Administrative Agent and the Collateral Custodian) an updated list of Receivables in its possession and an updated exceptions report.

(vi)                              In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as collateral custodian for others.

Section 8.3.                                          Merger or Consolidation.

Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 8.4.                                          Collateral Custodian Compensation.

As compensation for its collateral custodian activities hereunder, the Collateral Custodian shall be entitled to a Collateral Custodian Fee and other amounts payable to it pursuant to the Collateral Custodian Fee Letter and pursuant to the provision of Section 2.6.  The Collateral Custodian’s entitlement to receive the Collateral Custodian Fee and such other amounts shall cease (excluding any outstanding amounts unpaid as of such date) on the earlier to occur of:  (a) its removal as Collateral Custodian pursuant to Section 8.5 or (b) the termination of this Agreement.

Section 8.5.                                          Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (with a copy to the Borrower) (the “Collateral Custodian Termination Notice”); provided that notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed, has agreed to act as

Collateral Custodian hereunder, and has received all Required Receivable Files held by the previous Collateral Custodian.

Section 8.6.                                          Limitation on Liability.

(a)                                  The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon, and need not verify, any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.  The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(b)                                 The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)                                  The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Receivable Files.

(d)                                 The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral.  The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)                                  The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f)                                    The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)                                 It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)                                 Notwithstanding anything to the contrary herein, the Collateral Custodian shall not be liable for any delays in performance for causes beyond its control, including, but not limited to, acts of war or terrorism, powerline failures, fire, flood, epidemic, acts of the Borrower, the Servicer or the Administrative Agent or restriction by civil or military authority in their sovereign or contractual capacities.  In the event of any such delay, performance shall be extended for so long as such period of delay.

(i)                                     The Collateral Custodian shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement on behalf of the Borrower, the initial Servicer or the Secured Parties.

Section 8.7.                                          The Collateral Custodian Not to Resign.

The Collateral Custodian shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Custodian’s determination that (a) the performance of its duties hereunder is or has become illegal under Applicable Law and (b) there is no reasonable action that the Collateral Custodian could take to make the performance of its duties hereunder legal under Applicable Law.  Any such determination permitting the resignation of the Collateral Custodian shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Administrative Agent.  No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian hereunder.

Section 8.8.                                          Release of Documents.

(a)                                  Release for Servicing.  From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Custodian is hereby authorized, upon receipt from the Servicer of a written request for release in the form annexed hereto as Exhibit G and consented to by the Administrative Agent, to release to the Servicer within two Business Days of receipt of such request, the related Required Receivable Files set forth in such request and receipt to the Servicer.  All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement.  The Servicer shall return to the Collateral Custodian the Required Receivable Files (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Receivable shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Collateral Custodian in the form annexed hereto as Exhibit G, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Collateral Custodian to the Servicer.

(b)                                 Release for Payment.  Upon receipt by the Collateral Custodian of the Servicer’s request for release in the form annexed hereto as Exhibit G (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Receivable File to the Servicer.

Section 8.9.                                          Return of Required Receivable Files and Servicing Files.

The Borrower may, with the prior written consent of the Administrative Agent, require that the Collateral Custodian return each Required Receivable File (a) delivered to the Collateral Custodian in error, (b) for which the Borrower has paid all required amounts pursuant to Section 2.13 with respect to the related Receivables, (c) related to any Receivable for which a

Substitute Receivable has been substituted in accordance with Section 2.13, or (d) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit G hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release).  The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Required Receivable File so requested to the Borrower.

Section 8.10.                                   Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Servicer, the Borrower and the Collateral Custodian shall provide to the Administrative Agent access to the Required Receivable Files and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender are required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (a) upon two Business Days’ prior written request, (b) during normal business hours and (c) subject to the Borrower’s, the Servicer’s and Collateral Custodian’s normal security and confidentiality procedures.  Periodically at the discretion of the Administrative Agent, the Administrative Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit and Collection Policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Receivable Files in conjunction with such a review.  The Borrower and the Servicer shall permit the Administrative Agent or its agents or representatives, to visit the offices of each such Person during normal office hours and upon reasonable notice to examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers of the Borrower or the Servicer having knowledge of such matters, and the Borrower shall pay the costs and expenses for all such visits, subject to the limitations in Section 13.9; provided that other than during the existence of an Event of Default or Unmatured Event of Default, such visits shall occur no more than four times per calendar year.  Notwithstanding the foregoing, following the appointment of a successor Servicer to the initial Servicer, any such visits or reviews of the Servicer shall be at the reviewer’s expense, shall require at least five Business Days’ prior written notice and shall occur no more than twice per calendar year.  Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct, at the initial Servicer’s expense, a review of the Required Receivable Files and all other documentation regarding the Collateral.

ARTICLE IX

SECURITY INTEREST

Section 9.1.              Grant of Security Interest.

This Agreement constitutes a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law.  For such purpose, the Borrower hereby transfers, conveys, assigns and grants as of the Closing Date to the Administrative Agent, as agent for the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral and all cash, loans, securities (whether or not marketable), liquidation proceeds of repossessed assets, accounts, insurance policies (including any life insurance or disability insurance policies maintained by obligors) and proceeds thereon, contract rights, amounts or funds in escrow and accounts thereto, chattel paper, financial assets, investment property, instruments, general intangibles, payment intangibles, accounts, deposit accounts, money, documents, agreements, investments and all other property and assets of any type or nature in which the Borrower has an interest, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt and complete payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of all Aggregate Unpaids arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent.  The grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto.  Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) no Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. The Borrower hereby authorizes Mayer Brown LLP to file, on behalf of the Administrative Agent, a “Record” or “Records” (as such term is defined in the applicable UCC), including financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to the Administrative Agent in connection herewith.  Such financing statements may describe the collateral in the same manner as described herein or in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interests in the Collateral granted to the Administrative Agent in connection herewith, including describing such property as “all assets” or “all personal property.”

Section 9.2.              Release of Lien on Collateral.

On the date (a) any Receivable expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (b) any Receivable becomes a Prepaid Receivable and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (c) any Receivable is purchased by ***** pursuant to the Purchase Agreement, or (d) this Agreement terminates in accordance with Section 13.6, the Administrative Agent, as agent for the Secured Parties, shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent, as agent for the Secured Parties in, to and under such Receivable (or all Receivables in the case of clause (d) above), all related Collateral and all future monies due or to become due with respect thereto.  The Administrative Agent, as agent for the Secured Parties, shall, at the sole expense of the Borrower, (i) execute such instruments of release in favor of the Borrower with respect to the portion of the Collateral to be released from the Lien of this Agreement as the Borrower may reasonably request (in recordable form if necessary), (ii) deliver any portion of the Collateral to be released from the Lien of this Agreement in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent and the Secured Parties on the portion of the Collateral to be released and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

Section 9.3.              Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Loan hereunder.

Section 9.4.              Remedies.

Subject to the provisions of Section 10.2, upon the occurrence and continuance of an Event of Default, the Administrative Agent shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Administrative Agent and the other Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 9.5.              Waiver of Certain Laws.

The Borrower and the Servicer each agree, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement or any Transaction Document, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

Section 9.6.              Power of Attorney.

Each of the Borrower and the initial Servicer hereby irrevocably appoints the Administrative Agent to act upon and during the continuance of an Event of Default as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, in each case to the extent so permitted hereunder, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant to Section 9.4, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document, the Borrower and the initial Servicer (as the case may be) hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto.  Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1.            Events of Default.

Each of the following events shall be an Event of Default (an “Event of Default”) hereunder (for purposes of this Section 10.1, references to the “Servicer” and “Servicer Default” shall only apply to any Servicer that is an Affiliate of the Borrower):

(a)           failure on the part of the Borrower or the Servicer to make any payment or deposit (including, without limitation, the payment in full of the Loan and other Obligations on the Termination Date and any failure to remit Collections or make any other payment or deposit required to be made by the terms of the Transaction Documents) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two (2) Business Days; or

(b)           the failure of the Borrower or the Servicer to make any payment when due with respect to any of its debt or other obligations in excess of $250,000, whether or not such debt or other obligations shall be declared to be due and payable or required to be prepaid (other than by scheduled payment) prior to maturity; in each case after all grace and cure periods thereunder have elapsed and subject to such Person’s right to contest in good faith any claim that could lead to acceleration; or

(c)           a Borrowing Base Deficiency occurs and the same continues unremedied for five (5) Business Days; or

(d)           any representation, warranty, or certification made by the Borrower or the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been materially incorrect when made, and which continues to be unremedied for a period of thirty (30) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Servicer, as the case may be, by the Administrative Agent or (ii) the date on which a Responsible Officer of the Borrower or the Servicer, as the case may be, acquires knowledge thereof; or

(e)           any failure on the part of the Borrower or the Servicer duly to observe or perform in any material respect any of its (x) respective negative covenants or agreements set forth in this Agreement or the other Transaction Documents, including without limitation making a material change to the Credit and Collection Policy or other underwriting guidelines without the prior consent of the Administrative Agent, and the same continues unremedied for a period of five (5) Business Days, (y) respective affirmative covenants or agreements set forth in this Agreement or the other Transaction Documents without the prior consent of the Administrative Agent, and the same continues unremedied for a period of thirty (30) Business Days, or (z) in the case of the Borrower, its covenant in Section 5.1(m) with respect to hedging; in each case after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, as the case may be, by the Administrative Agent or (ii) the date on which a Responsible Officer of the Borrower or the Servicer, as the case may be, acquires knowledge thereof; or

(f)            the occurrence of an Insolvency Event relating to the Borrower or the Servicer; or

(g)           the occurrence of a Servicer Default; or

(h)           the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against the Borrower or the Servicer for the payment of money in excess of all insurance coverage therefor of an amount greater than $750,000, and the Borrower or the Servicer, as applicable, shall not have within thirty (30) days of entry thereof either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or

(i)            (i)            any Transaction Document, or any Lien granted thereunder, shall, in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Servicer; or

(ii)           the Borrower or the Servicer, shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder; or

(iii)          any security interest in Collateral securing any obligation under any Transaction Document shall, in whole or in part, cease, after a cure period of three (3) Business Days has elapsed, to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document or as a result of the failure by the Administrative Agent to file any continuation statement; or

(j)            the occurrence of any event which causes a Material Adverse Effect; or

(k)           the occurrence of a Change of Control (without the prior written consent of the Administrative Agent); or

(l)            the Borrower (without the prior written consent of the Administrative Agent) enters into any transaction or agreement to merge into or consolidate with any Person in which the Borrower is not the surviving entity, without the prior written consent of the Administrative Agent; or

(m)          the annual audited financial statements of the Borrower or the Servicer are qualified in any manner (other than a qualification which relates solely to (i) the Borrower’s internal controls or accounting processes and which is, in any event, not classified as a material weakness or (ii) is based on the lack of consolidation of the Borrower and its parent entity for purposes of such audit); or

(n)           the three-month rolling average Delinquent Accounts Ratio shall exceed 10.0%; or

(o)           the three-month rolling average Annualized Default Rate shall exceed 7.0%; or

(p)           the Borrower or the pool of Collateral shall become required to register as an “investment company” within the meaning of the 1940 Act; or

(q)           the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Servicer and such lien shall not have been released within ten (10) Business Days of such Person obtaining knowledge thereof, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Servicer and such lien shall not have been released within ten (10) Business Days of such Person obtaining knowledge thereof; or

(r)            with respect to any calendar month, the Excess Spread is less than 3.0% and the Borrower has not entered into an Interest Rate Hedge Transaction or other hedging arrangement in form and with counterparties acceptable to the Administrative Agent in its reasonable discretion within 10 Business Days of the end of such calendar month.

Section 10.2.            Remedies.

(a)           Upon the occurrence of an Event of Default (unless otherwise waived in writing by the Required Lenders), the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower (with copies to the Backup Servicer and the Collateral Custodian), declare the Termination Date to have occurred and the Note to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower); provided that in the case of any event described in Section 10.1(f), the Note shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.

(b)           On and after the declaration or occurrence of the Termination Date, all of the Outstanding Loan Balance and other Aggregate Unpaids shall bear interest at the Default Rate and the Administrative Agent, for the benefit of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative, and also may require the Borrower and the initial Servicer to, and the Borrower and the initial Servicer hereby agree that they will at the initial Servicer’s expense and upon request of the Administrative Agent forthwith, (i) assemble all or any part of the Collateral as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) without notice, except as specified below, sell the Collateral or any part thereof in one (1) or more tranches at a public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.  In the event that the Administrative Agent elects to sell the Collateral or any part thereof, bids will be accepted for a period of no less than thirty (30) days and the Collateral shall be sold to the highest bidder, provided that the Administrative Agent, in its sole discretion, shall have received adequate assurances of such bidder’s ability to pay the purchase price.  The Borrower agrees that, to the extent notice of sale shall be required by law, at least thirty (30) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to the settlement procedures set forth in Section 2.6.

ARTICLE XI

INDEMNIFICATION

Section 11.1.            Indemnities by the Borrower.

(a)           Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Backup Servicer, the Collateral Custodian, any successor Servicer, the Secured Parties and each of their respective assigns and officers, directors, employees and agents (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages (exclusive of consequential damages), losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party arising out of or as a result of this Agreement or the other Transaction Documents or the Collateral or in respect of any Receivable included in the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of such Indemnified Party and excluding disputes among the Indemnified Parties.  Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from (for purposes of this Section 11.1, references to the “Servicer” shall only apply to any Servicer that is an Affiliate of the Borrower):

(i)            any representation or warranty made or deemed made by the Borrower, the Servicer or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect when made or deemed made or delivered;

(ii)           the failure by the Borrower or the Servicer to comply with any term, provision or covenant contained in this Agreement, any of the other Transaction Documents or any agreement executed in connection therewith, or with any Applicable Law, including with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iii)          the failure to vest and maintain vested in the Administrative Agent, as agent for the Secured Parties, a perfected security interest in the Collateral, free and clear of any Lien (other than Permitted Liens) whether existing at the time of the Loan or at any time thereafter (including, without limitation, as the result of the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral);

(iv)          the failure to maintain, as of the close of business on each Measurement Date prior to the Termination Date, an amount of Outstanding Loan Balance that is less than or equal to the Maximum Outstanding Loan Amount on such Business Day;

(v)           any dispute, claim, offset or defense (other than the discharge in bankruptcy of any Obligor) of any Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim related to such Collateral;

(vi)          any failure of the Borrower or the Servicer to perform its duties under the Transaction Documents with respect to any Collateral;

(vii)         the failure of any Lockbox Account Bank or Concentration Account Bank to remit any amounts held in a Lockbox Account or the Concentration Account pursuant to the instructions of the Servicer or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof) whether by reason of the exercise of set-off rights or otherwise;

(viii)        any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower to qualify to do business or file any notice or business activity report or any similar report;

(ix)           any action taken by the Borrower or the Servicer in the enforcement or collection of any Collateral;

(x)            any claim, suit or action of any kind arising out of or in connection with any Environmental Laws, including any vicarious liability;

(xi)           the failure by the Borrower or the Servicer to pay when due any Taxes for which such Person is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xii)          any repayment by a Secured Party of any amount previously distributed in reduction of Outstanding Loan Balance or payment of Interest or any other amount due hereunder or under any other Transaction Document, in each case which amount such Secured Party believes in good faith is required to be repaid;

(xiii)         except for as provided in this Agreement, the commingling of Collections by the Borrower or the Servicer on the Collateral at any time with other funds;

(xiv)        any investigation, litigation or proceeding related to this Agreement or the use of proceeds of the Loan or the security interest in the Collateral (other than as related to the acts of the Administrative Agent, the Secured Parties, the Backup Servicer or the Collateral Custodian);

(xv)         the use of the proceeds of the Loan in a manner other than as provided in this Agreement.

(b)           Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Indemnified Party on the Payment Date following such Person’s written demand therefor to the Borrower setting forth the basis for such Indemnified Amounts in reasonable detail (such written demand to be delivered not less than ten (10) Business Days prior to the applicable Payment Date).

(c)           If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)           The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Servicer, the Backup Servicer, Successor Servicer or the Collateral Custodian and the termination of this Agreement.

(e)           Notwithstanding the above provisions of this Section 11.1, nothing in this Section shall be construed to require the Borrower to provide any indemnification under this Agreement or the other Transaction Documents for any damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements arising out of or in connection with credit losses with respect to any of the Receivables or any Related Security or the diminution in market value of the Collateral.

(f)            If any Indemnified Party receives any Indemnified Amount from the Borrower and is subsequently reimbursed for such amounts by another party, such Indemnified Party hereby agrees to promptly reimburse the Borrower for such reimbursed amounts.

Section 11.2.                                   Indemnities by the Servicer.

(a)           Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts or omissions of the Servicer (other than with respect to disputes among Indemnified Parties), including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its covenants under this Agreement or the other Transaction Documents, or (iv) any litigation, proceedings or investigation against the Servicer (other than as related to acts of bad faith, breach of contract, negligence or willful misconduct of the Administrative Agent, the Secured Parties or the Collateral Custodian).

(b)           Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Indemnified Party within ten (10) Business Days following such Person’s written demand (setting forth the basis for such Indemnified Amounts in reasonable detail) therefor to the Servicer.

(c)           The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Backup Servicer or Successor Servicer or the Collateral Custodian and the termination of this Agreement.

(d)           Any indemnification payable by the Servicer pursuant to this Section 11.2 shall not be payable from the Collateral.

(e)           Notwithstanding the above provisions of this Section 11.1, nothing in this Section shall be construed to require the Servicer to provide any indemnification under this Agreement or the other Transaction Documents for any damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements arising out of or in connection with credit losses with respect to any of the Receivables or any Related Security or the diminution in market value of the Collateral.

(f)            If any Indemnified Party receives any Indemnified Amount from the Servicer and is subsequently reimbursed for such amounts by another party, such Indemnified Party hereby agrees to promptly reimburse the Servicer for such reimbursed amounts.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1.                                   The Administrative Agent.

(a)           Appointment.  Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and bailee for purposes of perfection pursuant to the applicable UCC and hereby further authorizes the Administrative Agent to appoint additional agents and bailees to act on its behalf and for the benefit of each Secured Party.  Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.  The Lenders may direct the Administrative Agent to take any such incidental action hereunder.  With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Required Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise.  In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(b)           Standard of Care.  The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)           Administrative Agent’s Reliance, Etc.  With respect to the Lenders, neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent:  (i) may consult with legal counsel (including counsel for the Borrower or the Servicer), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or the Servicer or to inspect the property (including the books and records) of the Borrower or the Servicer; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability to any Lender under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d)           Credit Decision with Respect to the Administrative Agent.  Each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party.  Each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(e)           Indemnification of the Administrative Agent.  Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the initial

Servicer), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(f)            Successor Administrative Agent.  The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least ten (10) Business Days written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly.  Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent reasonably acceptable to the Borrower.  Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent.  If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank or other financial institution organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $250,000,000 or (ii) an Affiliate of such a bank or financial institution.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(g)           Payments by the Administrative Agent.  Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their related Pro Rata Shares, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lenders not later than the following Business Day.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.                                   Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Administrative Agent and the Required Lenders; provided that, (a) any amendment of the Agreement that is solely for the purpose of adding a Lender may be effected with the written consent of the Administrative Agent and the Borrower; and (b) no such amendment, waiver or modification adversely affecting the rights or obligations of the Backup Servicer (in such role or as successor Servicer), the Collateral Custodian shall be effective without the written agreement of such Person.  The Borrower shall deliver promptly to the Backup Servicer and the Collateral Custodian a copy of any amendment, waiver or other modification of this Agreement not executed by  such Person in accordance with this Section.

Section 13.2.                                   Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy or electronic mail) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address (or specified addresses) set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective upon receipt, or in the case of (a) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (b) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3.                                   Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Article XI) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4.                                   No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Lenders, the Collateral Custodian, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5.                                   Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Secured Parties and their respective successors and permitted assigns.

Section 13.6.                                   Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s and the Servicer’s representations, warranties and covenants set forth herein, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower and the Servicer, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10, Section 13.11 and Section 13.13 shall be continuing and shall survive any termination of this Agreement.

Section 13.7.                                   Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8.                                   Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9.                                   Costs, Expenses and Taxes.

(a)           In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, the Borrower (or, if the Borrower fails to do so, Fair) agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Lenders, the Backup Servicer, the Successor Servicer, the Collateral Custodian and the Secured Parties incurred in connection with the third party administration (such term to include, subject to the proviso below, periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, reasonable expenses for travel and lodging, background checks, auditor fees and the reasonable fees and out-of-pocket expenses of counsel for such Persons with respect thereto and with respect to advising such Persons as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and out-of-pocket expenses), incurred in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith; provided that, prior to an Event of Default or Unmatured Event of Default, any expenses in connection with periodic audits shall be limited to $25,000 per calendar year; provided further that the Borrower shall not have to pay any amounts to the Administrative Agent with respect to periodic audits if the Administrative Agent has previously conducted a periodic audit of an Affiliate of the Borrower and charged any related costs to such Affiliate or any other Affiliate of the Borrower.

(b)           The Borrower covenants to pay (or, if the Borrower fails to do so, Fair) on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder.

Section 13.10.                            No Proceedings.

Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.

Section 13.11.                            Recourse Against Certain Parties.

(a)           No recourse under or with respect to any obligation, covenant or agreement of any party hereto as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, employee or director of any party hereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party hereto, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, affiliate, officer, employee or director of such party under or by reason of any of the obligations, covenants or agreements of such party hereto contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of each incorporator, stockholder, affiliate, officer, employee of such party, or any of them, for breaches by any party hereto of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.  Notwithstanding the foregoing, the Administrative Agent and the Lenders shall not be deemed to have waived any legal rights which they may have and, to the extent of such rights, shall have recourse against any incorporator, affiliate, stockholder, officer, employee or director of Borrower or the initial Servicer, to the extent of any loss, cost or expense incurred in whole or in part from any such Person’s (i) willful misconduct; (ii) fraud; (iii) theft or misappropriation of funds; (iv) criminal acts; (v) intentional interference with the Administrative Agent’s Lien in the Collateral or rights with respect thereto (except pursuant to a court order or otherwise as required by applicable law); (vi) disposition of any Eligible Receivables or other Collateral in violation of the terms of this Agreement (except pursuant to a court order or otherwise as required by applicable law); (vii) filing, initiating or consenting to the filing of an involuntary petition under any chapter of the Bankruptcy Code with respect to the Borrower; (viii) violation of the separateness covenants of the Borrower set forth herein and/or the Borrower’s operating agreement resulting in the consolidation of the Borrower’s assets with the assets of any other Person; or (ix) voluntarily seeking, causing or taking any action to effect a dissolution or liquidation of the Borrower.

(b)           Notwithstanding any contrary provision set forth herein, no claim may be made by any party hereto against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the parties hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c)           No obligation or liability to any Obligor under any of the Receivables is intended to be assumed by the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

Section 13.12.                            Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Loans.

(a)           The Servicer shall cooperate with the Administrative Agent with respect to all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent, as agent for the Secured Parties, to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the first priority security interest (subject to Permitted Liens) of the Administrative Agent, as agent the Secured Parties, hereunder to all property comprising the Collateral.  The Servicer shall deliver to the Administrative Agent and the Collateral Custodian file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above and in the possession of the Servicer, as soon as available following such recording, registration or filing.  The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b)           The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Loan hereunder and the first priority perfected security interest (subject to Permitted Liens) granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c)           If the Borrower or the Servicer fails to perform any of its obligations hereunder with respect to the maintenance of the Administrative Agent’s first priority perfected security interest in the Collateral (subject to Permitted Liens), the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower.  If the Borrower or the Servicer fails to perform any of its other obligations hereunder for 10 days following receipt of notice from any Secured Party, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower or the initial Servicer, as applicable.  The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority  (subject to Permitted Liens) of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority (subject to Permitted Liens) of the interests of the Secured Parties in the Collateral.  This appointment is coupled with an interest and is irrevocable.

Section 13.13.                            Confidentiality.

(a)           Each of the Secured Parties, the Servicer, the Collateral Custodian, the Backup Servicer and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the other parties obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its directors, officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors, credit enhancers and the agents and advisors of such Persons (“Excepted Persons”); provided that each Excepted Person shall be notified of the confidentiality restrictions hereof and shall, as a condition to any such disclosure, agree for the benefit of the parties hereto that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower, the Servicer, the Backup Servicer and Collateral Custodian and their affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents.  It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Defaults, and the priority of payment provisions herein.  If any Person discloses any confidential information with respect to another party pursuant to this Section 13.13(a), it shall provide prompt notice thereof to such other party with respect to which such confidential information related.

(b)           Anything herein to the contrary notwithstanding, each of the parties hereto hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Collateral Custodian, the Backup Servicer or the Secured Parties by each other, (ii) by the Collateral Custodian, the Backup Servicer and the Secured Parties to any prospective or actual assignee or participant of any of them, or (iii) by the Secured Parties to any Rating Agency, any provider of a surety, guaranty or credit enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Lender, as applicable, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person in the case of subclauses (ii) and (iii) is informed of the confidential nature of such information.

(c)           Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known (other than through the violation of this Agreement), (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee the disclosing entity or its affiliates, or (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the disclosing entity or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party (so long as the disclosing Person provides prompt notice thereof to the applicable party with respect to which such information relates), or (iii) any other disclosure authorized by any Borrower or the Servicer in the case of information with respect to it.

Section 13.14.                            Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement and any agreements or letters

(including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.15.                            Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16.                            Assignments by the Lenders.

With the prior written consent of the Borrower (which consent will not be unreasonably withheld), any Lender may at any time assign, or grant a security interest or sell a participation interest in, its rights in the Loan (or portion thereof) to any Person; provided that (a) no such consent of the Borrower shall be required during the existence of an Event of Default, (b) in the case of an assignment of the Loan with respect to such Lender, the assignee shall execute and deliver to the Borrower, the Servicer and the Administrative Agent a Joinder Supplement substantially in the form of Exhibit I hereto, and (c) no Lender shall need prior consent to at any time assign, or grant a security interest or sell a participation interest in, the Loan (or portion thereof) to an Affiliate or an Approved Fund.  The parties to any such assignment or sale of a participation interest by a Lender shall execute and deliver to the Administrative Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent.  Neither the Borrower nor the Servicer shall assign or delegate, or grant any interest in, any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

Section 13.17.                            Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FCC INVESTMENT TRUST I as the Borrower

BY:	U.S. Bank Trust National Association, not in its individual capacity but solely as statutory trustee

By:	/s/ DIANE L. REYNOLDS
Name:	DIANE L. REYNOLDS
Title:	Vice President

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FCC FINANCE, LLC, as the Servicer

By:	/s/ JIM BERSCHAV
Name:	JIM BERSCHAV
Title:	President

[Signatures Continued on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

*****, as a Lender and as the Administrative Agent

By:	/s/ CONSTANTINE M. DAKOLJAS
Name:	CONSTANTINE M. DAKOLJAS
Title:	President

[Signatures Continued on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BACKUP SERVICER:	LYON FINANCIAL SERVICES, INC., (d/b/a U.S. Bank Portfolio Services), not in its individual capacity but solely as Backup Servicer

	By:	/s/ JOSEPH ANDRIES
	Name:	JOSEPH ANDRIES
	Title:	Senior Vice President

[Signatures Continued on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Custodian

	By:	/s/ DIANE L. REYNOLDS
	Name:	DIANE L. REYNOLDS
	Title:	Vice President